As filed with the Securities and Exchange Commission on January 27, 1999
                                                   Registration No. 333-67311
------------------------------------------------------------------------------




                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                           ------------------------



                          AMENDMENT NO. 4 TO FORM S-4
                            Registration Statement
                                     Under
                          The Securities Act of 1933



                           ------------------------


                              RGC RESOURCES, INC.
            (Exact name of Registrant as specified in its charter)

      Virginia                            6719                   54-1909697
(State or other Jurisdiction     (Primary Standard Industrial   (IRS Employer
of Incorporation or Organization) Classification Code Number)   Identification
                                                                     No.)


                           ------------------------


               519 Kimball Avenue, N.E., Roanoke, Virginia 24016
                                (540) 777-4427
        (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)


                           ------------------------


                            John B. Williamson, III
                     President and Chief Executive Officer
                              RGC Resources, Inc.
               519 Kimball Avenue, N.E., Roanoke, Virginia 24016
                                (540) 777-4427

          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)


                           ------------------------


                                   Copy to:

                            Nicholas C. Conte, Esq.
                            Nicole C. Daniel, Esq.
                      Woods, Rogers & Hazlegrove, P.L.C.
                         First Union Tower, Suite 1400
                           10 South Jefferson Street
                            Roanoke, Virginia 24011
                                (540) 983-7630

------------------------------------------------------------------------------

                       [ROANOKE GAS COMPANY LETTERHEAD]



                                                              February 5, 1999

Dear Shareholder:


      On behalf of our Board of Directors, I cordially invite you to attend the 1999 Annual Meeting of Shareholders of Roanoke Gas Company. The meeting will be at 9:00 a.m. on Wednesday, March 31, 1999, at the principal office of Roanoke Gas.


      An important purpose of the meeting is to vote on our holding company proposal. As we previously announced, Roanoke Gas is proposing to reorganize its natural gas distribution operations and subsidiaries into a holding company structure to provide us with the organizational flexibility needed in a highly competitive environment.

      The new holding company will be named RGC Resources, Inc., and Roanoke Gas will be its most significant subsidiary. After completion of the reorganization, shares of Resources common stock will be traded on Nasdaq under the symbol "RGCO."

      The holding company proposal must be approved by the Securities and Exchange Commission, the Virginia State Corporation Commission and the West Virginia Public Service Commission. We also need your approval. The reorganization cannot be completed unless the holders of more than two-thirds of Roanoke Gas common stock vote in favor of the proposal. YOUR VOTE IS VERY IMPORTANT TO US. Your Board of Directors has unanimously approved the proposal and recommends that shareholders vote "FOR" the proposal.


      The holding company reorganization will be implemented through a merger in which Roanoke Gas shareholders will become holders of Resources common stock. Approximately 1,850,000 shares of Resources' common stock will replace Roanoke Gas stock. Specifically, you will receive in the merger one share of Resources common stock for each full share of Roanoke Gas common stock that you own. If you hold a fractional share of Roanoke Gas stock because of participation in the ^stock purchase or dividend reinvestment plans, the fractional share will be converted in your plan account to a fractional share of Resources stock. Your proportionate ownership interest will not change as a result of the restructuring.


      This proxy statement/prospectus provides you detailed information about the Annual Meeting and the proposed holding company structure and reorganization. I encourage you to read this entire document carefully. Consider carefully the "Risk Factors" section beginning on page 7.

      If you have any additional questions or need assistance in voting your shares, please call either Roanoke Gas, at (540) 777-3853, or William F. Doring and Company, Inc., which is assisting in our proxy solicitation, at (888) 330-5111.

      Thank you for your confidence in Roanoke Gas. We are very enthusiastic about the proposal and are confident we will continue to grow and prosper after the reorganization.

                                          Sincerely,


                                          John B. Williamson, III
                                          President and Chief Executive Officer




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.



          This proxy statement/prospectus is dated February 5, 1999, and is first being mailed to shareholders on February 5, 1999

                               ROANOKE GAS COMPANY
                            519 Kimball Avenue, N.E.
                             Roanoke, Virginia 24016

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 31, 1999


To the Holders of Common Stock of ROANOKE GAS COMPANY:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Roanoke Gas Company will be held at the principal office of Roanoke Gas, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, on Wednesday, March 31, 1999, at 9:00 a.m., Eastern Standard Time, for the purposes of:

      1. Approving an Agreement and Plan of Merger and Reorganization dated as of September 28, 1998 (a copy of which is attached as Appendix A to this proxy statement/prospectus), and the transactions contemplated thereby, to effect a reorganization of Roanoke Gas into a holding company structure;

      2. Electing three directors of Roanoke Gas, each to serve for a three-year term; and

      3.    Transacting any other business properly before the Annual Meeting.

      Only shareholders of record at the close of business on January 20, 1999, will be entitled to vote at the Annual Meeting.

      If the Agreement and Plan of Merger and Reorganization is approved by Roanoke Gas shareholders and the reorganization occurs, a holder of record of Roanoke Gas common stock on the record date who dissents and does not vote "FOR" the reorganization is entitled to receive payment in cash if that holder follows the procedures provided in Article 15 of the Virginia Stock Corporation Act, attached as Appendix C to this proxy statement/prospectus. Further information regarding voting rights and the business to be transacted at the Annual Meeting is set forth in the proxy statement/prospectus.

                                            By Order of the Board of Directors


                                            Roger L. Baumgardner
                                            Secretary
Roanoke, Virginia
February 5, 1999

      Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

      You should NOT send stock certificates with your Proxy Card.

                               TABLE OF CONTENTS
                                                                          PAGE

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION...............................1
SUMMARY......................................................................3

      The Companies .........................................................3
      The Annual Shareholders Meeting........................................3
      Record Date; Voting Power..............................................4
      Shareholder Vote Required to Approve the Reorganization................4
      The Present and Proposed Corporate Structures..........................4
      Our Recommendations to Shareholders....................................5
      Comparative Shareholders' Rights.......................................5
      Statutory Dissenters' Rights...........................................5
      Regulation of Resources and Roanoke Gas Resulting from the
        Reorganization.......................................................5
      Conditions to the Reorganization.......................................6
      Amendment or Termination of the Agreement of Merger and Reorganization.6
RISK FACTORS.................................................................7
      Business Risk from Increased Involvement in Unregulated Activities.....7
      Initial Resources Common Stock Dividends Will Depend Primarily on
         Dividends Paid by Roanoke Gas.......................................7
      Resources May in the Future Issue Preferred Stock Which Could Have
         Preferential Dividend Rights........................................7
      Business Activities May Be Limited as a Results of  Regulatory
         Changes.............................................................7
      Resources Board Empowered to Impede Takeover Attempts..................8
      Regulation as a Public Utility Holding Company.........................8

THE ANNUAL SHAREHOLDERS MEETING..............................................8
PROPOSAL 1 - APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND
      REORGANIZATION........................................................10
REASONS FOR THE HOLDING COMPANY STRUCTURE AND REORGANIZATION................10
THE REORGANIZATION..........................................................12
      The Agreement.........................................................12
      Vote Required.........................................................13
      Regulatory Approvals..................................................13
      Accounting Treatment..................................................13
      Conditions to Effectiveness of the Reorganization.....................14
      Exchange of Stock Certificates........................................14
      Transfer of Roanoke Gas Subsidiaries to Resources.....................15
      Dividend Reinvestment and Stock Purchase Plan.........................15
      Roanoke Gas Stock Plans...............................................15
      Amendment or Termination of the Agreement  ...........................16
      Listing of Resources Common Stock.....................................16
      Cautionary Statement Concerning Forward-Looking Statements............16
DIVIDEND POLICY.............................................................17
FEDERAL INCOME TAX CONSEQUENCES.............................................18
DESCRIPTION OF RESOURCES CAPITAL STOCK......................................19
INDEMNIFICATION AND LIMITATION OF LIABILITY.................................22
CERTAIN DIFFERENCES IN RIGHTS OF ROANOKE GAS AND RESOURCES SHAREHOLDERS.....23
BUSINESS OF ROANOKE GAS AND RESOURCES.......................................24
REGULATION OF RESOURCES AND ROANOKE GAS AND CERTAIN SUBSIDIARIES AFTER
      THE REORGANIZATION....................................................26
RIGHT OF DISSENTING SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES..............28
MANAGEMENT OF RESOURCES.....................................................30
LEGAL OPINION...............................................................30
                                      i

EXPERTS.....................................................................31
PROPOSAL 2 - ELECTION OF DIRECTORS OF ROANOKE GAS -.........................32
SECURITY OWNERSHIP OF MANAGEMENT............................................33
BOARD OF DIRECTORS AND COMMITTEES...........................................34
EXECUTIVE COMPENSATION......................................................35
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS..............37
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.................40
PERFORMANCE GRAPH...........................................................40
TRANSACTIONS WITH MANAGEMENT................................................41
REMUNERATION OF DIRECTORS...................................................41
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....................42
INDEPENDENT PUBLIC ACCOUNTANTS..............................................42
OTHER MATTERS...............................................................43
SHAREHOLDER PROPOSALS.......................................................43
WHERE YOU CAN FIND MORE INFORMATION.........................................43
APPENDIX A
      AGREEMENT AND PLAN OF MERGER AND REORGANIZATION......................A-1
APPENDIX B
      ARTICLES OF INCORPORATION OF RGC RESOURCES, INC......................B-1
APPENDIX C
      ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT.....................C-1

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

      1.    What is the holding company proposal?

      Roanoke Gas proposes to reorganize into a holding company structure. Its shareholders will become shareholders of a new holding company called RGC Resources, Inc. As a result of the reorganization:

            o Resources will be a holding company owned by the former shareholders of Roanoke Gas;

            o Resources will be the sole shareholder of Roanoke Gas, Bluefield Gas Company and Diversified Energy Company;

            o Commonwealth Public Service Corporation will be merged into Roanoke Gas.

      2.    Why is Roanoke Gas proposing this reorganization?

      Roanoke Gas believes the reorganization will give it the financial and regulatory flexibility to compete more effectively in the increasingly competitive energy industry. Roanoke Gas believes that the holding company structure will allow it to selectively pursue nonutility businesses, and to act more rapidly in an industry where unregulated competitors do not have the same constraints as regulated entities. We also believe that a holding company structure should provide greater opportunities for growth and enhanced values, greater flexibility in developing new businesses, and greater flexibility regarding the timing, method and amount of financing and acquisitions through the separation of utility and nonutility businesses.

      3.    What will I receive in the reorganization?

      You will receive one share of Resources common stock in exchange for each share of Roanoke Gas common stock you hold on the effective date of the reorganization. Your proportionate ownership interest will not change as a result of the reorganization.

      4.    When do you expect the reorganization to be completed?

      We are working to complete the reorganization in the Summer of 1999, provided that we have received all regulatory approvals and satisfied other closing conditions.

      5. Where will Resources common stock be traded? What will be the ticker symbol?

      Resources common stock will be traded on the Nasdaq National Market. It is anticipated that it will trade under the ticker symbol "RGCO."

      Roanoke Gas is presently traded on the Nasdaq National Market under the same symbol. After the reorganization, all of the Roanoke Gas common stock will be owned by Resources and will no longer be eligible for trading and quotation on the Nasdaq National Market.

      6.    Who will manage the holding company?


      The directors and officers of Roanoke Gas also will serve as the directors and officers of Resources. John B. Williamson, III is the President, Chief Executive Officer and a director of both Resources and Roanoke Gas.


      7. What are the federal income tax consequences to Roanoke Gas shareholders?

      We expect the exchange of Roanoke Gas common stock for Resources common stock to be tax-free to Roanoke Gas shareholders for federal income tax purposes. To review the tax consequences in greater detail, see pages 18-19. You should consult your tax advisors for a full understanding of the tax consequences of the reorganization to you.

      8.    Will my dividends be affected?


      No. Resources expects to continue the current Roanoke Gas practice of paying an appropriate percentage of earnings to shareholders. However, future dividends on Resources common stock will depend on earnings, financial condition and capital requirements of Resources and its subsidiaries and the dividends Roanoke Gas and other Resources' subsidiaries may pay to Resources.


      9. How will my participation in the Dividend Reinvestment and Stock Purchase Plan be affected?

      The Dividend Reinvestment and Stock Purchase Plan of Roanoke Gas will be amended to become Resources' Plan. All shares of Roanoke Gas common stock held under the Plan will be automatically exchanged for an equal number of shares of Resources common stock. Accounts in the Plan will be credited for fractional shares.

      10.   Should I send in my stock certificates now?

      No. When the reorganization is completed, you will receive written instructions for exchanging your stock certificates.

      11. If my shares are held in my broker's name, will my broker vote my shares for me?

      Yes. Your broker will request instructions from you as to how you want your shares to be voted. The broker will then vote the shares according to your instructions.

      12.   What do I need to do now?

      Just indicate on your proxy card how you want to vote, and sign, date and mail it in the enclosed postage-paid return envelope as soon as possible. The meeting will take place at 9:00 am on Wednesday, March 31, 1999 at the Roanoke Gas office at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016.

      13.   Who can I call if I have any questions?

      You are welcome to call Roanoke Gas at (540) 777-3800, or William F. Doring and Company, Inc., which is assisting our proxy solicitation, toll free at (888) 330-5111.

                                     SUMMARY

      This summary highlights selected information about the holding company proposal and reorganization. It does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on pages 43-44. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (see pages 25-26)

Roanoke Gas Company
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016
(540) 777-4427

      Roanoke Gas, a Virginia public service corporation organized in 1912, provides natural gas service to approximately 53,625 customers in Roanoke, Virginia and surrounding areas of Virginia. Roanoke Gas owns 100% of the outstanding common stock of Bluefield Gas Company, a West Virginia public service corporation. Bluefield provides natural gas to approximately 4,100 customers located in and around Bluefield, West Virginia. Bluefield owns all of the outstanding common stock of Commonwealth Public Service Corporation, a Virginia public service corporation, which serves approximately 925 customers in Bluefield, Virginia, and surrounding areas of Virginia. Roanoke Gas also owns 100% of the outstanding common stock of Diversified Energy Company, a Virginia nonutility corporation. Diversified sells propane and propane related products and maintains a natural gas marketing business.

RGC Resources, Inc.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016
(540) 777-4427

      Resources is a wholly owned subsidiary of Roanoke Gas and was incorporated in Virginia on July 31, 1998, for the purpose of accomplishing the proposed holding company reorganization. Resources does not own any assets or engage in any business.

The Annual Shareholders Meeting (See pages 9-10)

      The Roanoke Gas Annual Shareholders Meeting will be held at Roanoke Gas' principal office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, at 9:00 a.m. on Wednesday, March 31, 1999. At the Annual Meeting, Roanoke Gas shareholders will be asked to:

      (1) approve the Agreement and Plan of Merger and Reorganization and the transactions contemplated thereby;

      (2) elect three directors of Roanoke Gas; and

      (3) transact any other business properly before the meeting.

Record Date; Voting Power (See page 9)

      You are entitled to vote at the Annual Meeting if you were a shareholder of record of Roanoke Gas common stock at the close of business on January 20, 1999, the Record Date.


      On the Record Date, there were 1,805,006 shares of Roanoke Gas common stock entitled to vote at the Annual Meeting. Roanoke Gas shareholders will be entitled to one vote at the Annual Meeting for each share of Roanoke Gas common stock held on the Record Date.

Shareholder Vote Required to Approve the Reorganization (See pages 9-10, 13)


      More than two-thirds of the outstanding shares of Roanoke Gas common stock must be voted "FOR" Proposal 1 at the Annual Meeting in order to approve the holding company reorganization. For purposes of determining whether the holding company reorganization has been approved, an abstention or broker non-vote will not be counted in favor of adoption of the proposal and will have the effect of a vote against the proposal.

The Present and Proposed Corporate Structures



                                PRESENT STRUCTURE
                   -------------------------------------------
                                  Shareholders
                   -------------------------------------------
                                       |
                                       |
                   -------------------------------------------
                                   Roanoke Gas
                   -------------------------------------------
                                       |
                                       |
              ----------------------------------------------------
              |                        |                          |
              |                        |                          |
              |                        |                          |
    ----------------------   ----------------------     ----------------------
         Diversified               Resources                  Bluefield
    ----------------------   ----------------------     ----------------------
                                                                  |
                                                                  |
                                                        ----------------------
                                                             Commonwealth
                                                        ----------------------



                       PROPOSED HOLDING COMPANY STRUCTURE

                  --------------------------------------------
                                  Shareholders
                  --------------------------------------------
                                       |
                                       |
                  --------------------------------------------
                                    Resources
                  --------------------------------------------
                                       |
                                       |
            ---------------------------------------------------------
            |                          |                            |
            |                          |                            |
  ----------------------    ----------------------       ----------------------
       Roanoke Gas*               Bluefield                    Diversified
  ----------------------    ----------------------       ----------------------


*Commonwealth is merged into Roanoke Gas

Our Recommendations to Shareholders (See pages 10, 32)

      The Roanoke Gas Board of Directors has unanimously adopted the Agreement and Plan of Merger and Reorganization, believes the reorganization to be in the best interests of Roanoke Gas and its shareholders, and recommends that the holders of Roanoke Gas common stock vote "FOR" the holding company reorganization.

      In addition, the Board of Directors of Roanoke Gas recommends a vote "FOR" all director nominees for Class B directors.


Comparative Shareholders' Rights (See pages 23-24)

      When the reorganization is completed, holders of Roanoke Gas common stock will automatically become holders of Resources common stock, and their rights will be governed by Resources' Articles of Incorporation and Bylaws instead of those of Roanoke Gas.

      Resources' Articles of Incorporation give Resources broad corporate powers to engage in any lawful activity for which a corporation may be formed under Virginia law, and include indemnification, limitation of liability and nomination and proposal submission provisions that are not included in the Articles of Incorporation of Roanoke Gas. In addition, the Articles of Incorporation of Resources authorize a greater number of shares of common stock and provide that the directors of Resources may designate the rights and preferences of preferred stock and issue preferred stock without further approval by Resources shareholders. Other differences between the rights of holders of Resources common stock and those of holders of Roanoke Gas common stock are summarized in the section of this proxy statement/prospectus entitled "Certain Differences in Rights of Roanoke Gas and Resources Shareholders"; see also "Description of Resources Capital Stock -- Authorized Capital -- Preferred Stock."

Statutory Dissenters' Rights (See pages 28-30 and Appendix C to this Proxy Statement/Prospectus)

      If the proposed merger is consummated, shareholders of Roanoke Gas who comply with the requirements of Article 15 of the Virginia Stock Corporation Act will be entitled to dissenters' rights of appraisal with respect to their shares of Roanoke Gas common stock. See "Right of Dissenting Shareholders to Receive Payment for Shares" and Appendix C for a description of the procedures required to be followed to perfect such rights.

Regulation of Resources and Roanoke Gas Resulting from the Reorganization (See pages 13, 27-28)

      Roanoke Gas and Resources have filed a joint application with the SEC requesting approval of the holding company reorganization under Section 10 of the federal Public Utility Holding Company Act of 1935. Following the reorganization, Resources, as the parent holding company of Roanoke Gas and Bluefield, will not be subject to regulation by the Virginia Commission or the West Virginia Commission. Roanoke Gas will continue to be regulated by the Virginia Commission, and Bluefield will continue to be regulated by the West Virginia Commission. As a result of the reorganization, Resources will become a "public utility holding company" within the meaning of the federal Public Utility Holding Company Act of 1935 and will file a statement with the SEC claiming exemption from all provisions of that Act, except for certain provisions requiring SEC approval of certain acquisitions and investments. Even as an exempt public utility holding company, Resources will be subject to certain regulations and restrictions.

See "Risk Factors -- Regulation as a Public Utility Holding Company."

      Both the Virginia State Corporation Commission and the West Virginia Public Service Commission have approved the reorganization.


Conditions to the Reorganization (See page 14)


      Completion of the reorganization depends on conditions, including:


      (a) receipt of all required regulatory and third party approvals and consents on acceptable terms;

      (b) shareholder approval at the Annual Meeting; and

      (c) approval to list Resources on the Nasdaq National Market.

Amendment or Termination of the Agreement of Merger and Reorganization (See page 16)

      The parties generally may amend any of the terms of the Agreement and Plan of Merger and Reorganization at any time before or after its approval by Roanoke Gas shareholders and also after approval if the amendment does not materially and adversely affect the rights of the shareholders of Roanoke Gas.

      If the Roanoke Gas Board of Directors determines that the reorganization would be inadvisable, or not in the best interests of Roanoke Gas or its shareholders, the agreement may be terminated and the reorganization abandoned at any time.

                                  RISK FACTORS

      In addition to the other information contained in this proxy statement/prospectus (including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements" on pages 16-17), the matters described below should be considered carefully in determining whether to approve the reorganization and the transactions contemplated thereby.


Business Risk from Increased Involvement in Unregulated Activities


      Resources currently intends that its subsidiaries will in the future include, in addition to Diversified, other nonutility companies that will engage primarily in businesses that will not be regulated as public utilities by state or federal agencies. These unregulated businesses may encounter competition not faced by a regulated utility like Roanoke Gas and may have greater investment risks than those involved in the regulated natural gas utility business or the unregulated propane business. These businesses may not be successful and could have a direct or indirect adverse effect on Resources. As is the case now, any losses incurred by these unregulated businesses will not be recoverable in utility rates of Roanoke Gas or Bluefield.

Initial Resources Common Stock Dividends Will Depend Primarily on Dividends Paid by Roanoke Gas


      Initially, dividends on Resources common stock will depend primarily upon the earnings, financial condition and capital requirements of Roanoke Gas and the dividends that Roanoke Gas pays to Resources. Resources does not now, nor will it immediately after the reorganization, conduct directly any business operations that generate revenues. Resources plans to obtain operating funds from dividends paid to Resources by its subsidiaries, and possibly from sales of securities or debt incurred by Resources. In the future, dividends from Resources' subsidiaries other than Roanoke Gas may be a more significant source of funds for dividend payments by Resources.

      While future dividends will depend on the earnings, financial condition and capital requirements of Roanoke Gas and Resources' other subsidiaries, Resources currently expects to continue a policy of paying an appropriate percentage of its earnings to shareholders. ^The payment and amount of dividends, however, is within the discretion of Resources' Board of Directors based on financial and other factors and cannot be assured. See "Dividend Policy."

Resources May in the Future Issue Preferred Stock Which Could Have Preferential Dividend Rights

      Although Resources has no present intention to do so, it may issue preferred stock in the future to meet its capital requirements. Such preferred stock could have preferential dividend rights over Resources common stock.

Business Activities May Be Limited as a Results of  Regulatory Changes


      Roanoke Gas' natural gas distribution operations and those of its utility subsidiaries are subject to a high degree of regulation at the federal, state and local levels. See "Business of Roanoke Gas and Resources." These regulations can in certain circumstances impose limitations on operations. In addition, these regulations are constantly evolving and may change significantly over time. There can be no assurance that future regulatory changes will not have a material adverse effect on Resources.

Resources Board Empowered to Impede Takeover Attempts

      Resources' Articles of Incorporation authorize the issuance of 5,000,000 shares of Resources preferred stock. In addition, after giving effect to the Merger, approximately 8,150,000 shares of Resources Common stock will be authorized but unissued and not reserved for issuance. An effect of the existence of unissued Resources Common stock and Resources preferred stock may be to enable the Resources Board of Directors to render more difficult or discourage a transaction to obtain control of Resources. Such shares might be issued by the Board of Directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, as by diluting voting or other rights of the proposed acquirer. In this regard, Resources' Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued shares of Resources preferred stock, one or more classes or series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into shares of Resources Common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover.


Regulation as a Public Utility Holding Company


      Reorganization is Subject to Receipt of Satisfactory Approvals from the SEC. Roanoke Gas and Resources have applied to the SEC for necessary approvals for the reorganization under Section 10 of the Public Utility Act in connection with the reorganization. There can be no assurance that such approvals will be received or that the terms upon which such approvals may be conditioned will be acceptable to the Board of Directors of Roanoke Gas. If such approvals are not received, the reorganization cannot proceed. See "The Reorganization --Conditions to Effectiveness of the Merger" and "-- Amendment or Termination of the Agreement."

      Resources May Be Regulated as a Non-exempt Public Utility Holding
Company. Roanoke Gas is currently exempt from all provisions of the Public Utility Act, except for provisions requiring SEC approval of certain acquisitions and investments. Resources intends, upon consummation of the reorganization, to file a claim of exemption from all provisions of the Public Utility Act on the basis that Resources and its material public utility subsidiaries are predominantly intrastate in character. This exemption is subject to the discretion of the SEC and must be renewed annually. The SEC may revoke the exemption at any time if it determines that there is a substantial question of law or fact as to whether Resources is within the parameters of the exemption, or if it appears that the exemption may be detrimental to the public interest. If such exemption is revoked and Resources must register as a public utility holding company under the Public Utility Act, Resources' activities will be subject to significant additional regulatory supervision, limitations and restrictions by the SEC. This could materially adversely affect Resources' operations and ability to grow and diversify its nonutility businesses. See "Regulation of Resources and Roanoke Gas and Certain Subsidiaries After the Reorganization."

      Resources May Be Limited in the Types of Investments It Can Make. The Public Utility Act limits the extent to which Resources and its nonutility subsidiaries can enter into nonutility businesses. Under current law, Resources must remain engaged primarily and predominantly in the public utility business in the Commonwealth of Virginia. These limitations may restrict the type of investments that Resources may make. In addition, the intrastate exemption is only available when the company's utility subsidiaries remain predominantly intrastate. Thus, some interstate investments may be limited.




                         THE ANNUAL SHAREHOLDERS MEETING


      This proxy statement/prospectus is furnished as a part of the solicitation by the Board of Directors of Roanoke Gas Company of proxies for use at the Annual Meeting of Shareholders of Roanoke Gas to be held on March 31, 1999. At that meeting, holders of Roanoke Gas common stock will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization and the transactions contemplated thereby; elect directors; and consider such other matters as may properly come before the Annual Meeting.


      Only holders of record of the Roanoke Gas' common stock, par value $5.00 per share, on January 20, 1999 (the "Record Date"), are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof. As of the close of business on the Record Date, there were 1,805,006 shares of Roanoke Gas common stock outstanding. Each share is entitled to one vote. To Roanoke Gas' knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding shares of Roanoke Gas common stock. For beneficial ownership of management, see "Security Ownership of Management."


      Roanoke Gas' Annual Report to Shareholders for the year ended September 30, 1998, is being sent to all shareholders concurrently with this proxy statement/prospectus.


      Any shareholder entitled to vote may attend the Annual Meeting and vote, whether or not such shareholder has submitted a signed proxy. All shares represented by proxies which have been duly executed and returned will be voted at the Annual Meeting and, where a choice has been specified in the proxies, the shares will be voted per the specification so made. In the absence of specifications to the contrary, such executed proxies will be voted "FOR" Proposal 1 and "FOR" each director nominated in Proposal 2.


      The proxy accompanying this proxy statement/prospectus, even if executed and returned, may be revoked by the person executing it if it has not yet been exercised. To revoke a proxy, the shareholder must file with the Secretary of Roanoke Gas, at its principal executive offices, either a written revocation or a duly executed proxy bearing a later date.

      Roanoke Gas will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of Roanoke Gas. Such directors, officers and employees of Roanoke Gas receive no compensation therefor other than their regular remuneration. Also, Roanoke Gas will reimburse brokers, bank nominees and other institutional holders for their reasonable out-of-pocket expenses in forwarding proxy soliciting material to the beneficial owners of Roanoke Gas common stock. In addition, Roanoke Gas has retained William F. Doring and Company, Inc. to aid in the solicitation of proxies at a fee not to exceed $3,000, plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of Roanoke Gas.

      The proposal for approval of the holding company reorganization is considered "non-discretionary," and brokers who have received no instructions from their clients do not have the authority to vote on the proposal. All abstentions and broker non-votes will be counted toward the establishment of a quorum. For purposes of determining whether the reorganization has been approved, an abstention or broker non-vote WILL NOT be counted as a vote in favor of adoption of the reorganization and, as a result, will have the effect of a vote AGAINST Proposal 1.


      The affirmative vote of more than two-thirds of the outstanding shares of Roanoke Gas common stock will be required to approve Proposal 1. Votes withheld for the election of one or more of the nominees for director will not be counted as votes cast for or against such individuals. The vote of a plurality of the shares of Roanoke Gas common stock cast is required for the election of directors under Proposal 2.


      The Board of Directors of Roanoke Gas has unanimously adopted the Agreement and Plan of Merger and Reorganization, believes the reorganization to be in the best interests of Roanoke Gas and its shareholders, and recommends that the holders of Roanoke Gas common stock vote "FOR" the reorganization as discussed in Proposal 1.

      In addition, the Board of Directors of Roanoke Gas recommends a vote "FOR" all director nominees named in Proposal 2.


                                   PROPOSAL 1

                  APPROVAL OF THE AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION

      The Board of Directors of Roanoke Gas unanimously believes that it is in the best interests of Roanoke Gas and its shareholders to reorganize the company. To effect the reorganization, Roanoke Gas will become a separate subsidiary of a new parent holding company. The present holders of Roanoke Gas common stock will hold the common stock of the new parent holding company. Bluefield Gas Company and Diversified Energy Company, which are presently subsidiaries of Roanoke Gas, also will become subsidiaries of the new holding company. Commonwealth Public Service Corporation, a small Virginia public utility subsidiary of Bluefield, will be merged into Roanoke Gas as part of the reorganization.

      To carry out the reorganization, Roanoke Gas has incorporated two Virginia corporations, RGC Resources, Inc. and RGC Acquisition Corp. Each of the corporations has a nominal amount of stock outstanding and no present business or properties of its own. All of the currently outstanding shares of Resources common stock, par value $5.00 per share, are owned by Roanoke Gas, and all of the currently outstanding shares of RGC Acquisition are owned by Resources.

      The respective Boards of Directors of each of Roanoke Gas, RGC Acquisition, Resources, Diversified, Bluefield and Commonwealth have adopted the Agreement and Plan of Merger and Reorganization. This agreement provides for the merger of RGC Acquisition into Roanoke Gas. Roanoke Gas shareholders must approve the reorganization proposal, and additional conditions, including regulatory approvals, must also be satisfied. The agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by reference. After the merger of RGC Acquisition and Roanoke Gas, Roanoke Gas would become a subsidiary of Resources through the conversion of the outstanding shares of Roanoke Gas common stock into shares of Resources common stock. Roanoke Gas shareholders will receive full and fractional shares of Resources common stock equal to and in exchange for the number of full and fractional shares of Roanoke Gas common stock held at the effective time of the merger. See "The Reorganization -- The Agreement."

      After the merger, the existing subsidiaries of Roanoke Gas, except Commonwealth, will be transferred to Resources and will become subsidiaries of Resources. Commonwealth will be merged into Roanoke Gas. See "The Reorganization --Transfer of Roanoke Gas Subsidiaries to Resources."


          REASONS FOR THE HOLDING COMPANY STRUCTURE AND REORGANIZATION

      The principal reasons for the proposed reorganization are to create a structure that can more effectively address the increased competition in the energy industry, refocus various utility activities, facilitate selective diversification into nonutility businesses, afford further separation between the utility and nonutility businesses and provide additional flexibility for financing.

      Roanoke Gas' natural gas business competes with other energy sources such as fuel oil, electricity and coal. Competition is intense among these energy sources and is based primarily on price and availability. This is particularly true for industrial applications, where sales are at risk to price competition in markets that may switch to residual and other fuel oils. In addition, deregulation in the supply of natural gas has created competition among suppliers or brokers of natural gas. Marketers are expected to attempt to provide increasing volumes of natural gas to large users within Roanoke Gas' service territories. As deregulation of the energy industry continues, Roanoke Gas expects that competition from other fuel sources, as well as from natural gas brokers and marketers, will intensify.

      Roanoke Gas anticipates that, absent any major changes in technology, a portion of its earnings from natural gas operations may not be required to be reinvested in the utility business over the next ten to fifteen years. As a regulated utility, Roanoke Gas operates under constraints of regulatory authorities, which can limit investments by Roanoke Gas in unregulated operations. Roanoke Gas is of the view that a holding company structure will facilitate the deployment of a portion of its earnings that are not needed for the utility business through investment of those earnings in nonutility businesses. Nonutility businesses could pursue business opportunities that potentially could enhance the financial strength and operating results of Resources. Therefore, in the Board's view, the reorganization will increase opportunities to broaden Roanoke Gas' financial base and thereby broaden investment appeal by increasing access to other businesses. To the extent that diversification succeeds in promoting employment and commerce in the areas served by Roanoke Gas, the company and its customers and shareholders also will benefit.

      Financing of Roanoke Gas' activities is subject to approval of regulatory authorities. After the reorganization, financing by Resources and its nonutility subsidiaries will not require approval of regulatory authorities. This should increase flexibility in structuring financing. Financing alternatives may also be enhanced as a result of engaging in a greater number of businesses. The holding company structure may also permit the structuring of loan facilities appropriate for the individual nonutility businesses, without affecting the capital structure of Roanoke Gas.

      The holding company structure is designed to further insulate Roanoke Gas' public utility customers and the public holders of its securities from the risks of nonutility businesses by segregating the nonutility businesses into separate corporations that will be direct subsidiaries of the holding company and not of Roanoke Gas. Because nonutility businesses of the holding company will be conducted through separate subsidiaries, any liabilities incurred by those subsidiaries will not constitute liabilities of the utility subsidiaries. The corporate separation also insures that all costs of a particular nonutility subsidiary will be charged to that subsidiary and not allocated to any utility subsidiary.

      The holding company structure is intended to afford additional flexibility for maintaining the capital ratios of Roanoke Gas at levels determined to be appropriate by regulatory authorities. Roanoke Gas' utility rate structure is set, from time to time, by the applicable regulatory authorities. Utility rates are set, in part, based on allowed rates of return and cost of providing service. A utility's capital structure may significantly influence the level of rates of return. Therefore, the ability to adjust debt and equity levels the components of capital structure, will help Roanoke Gas maintain stable utility rates. One component of utility rates is cost of capital. Equity capital is the most expensive type of capital, and if the equity component of a utility's capital structure is too high, it may result in increased pressure to raise rates. If the equity component is too low, it may result in increases in the cost of debt because of increased leverage and risk, which will also tend to increase rates. Under the holding company structure, the equity portion of the capital ratios of the utility would be subject to adjustment from time to time through dividends to or equity investments from the holding company. Also, under the holding company structure, the debt portion of the capital ratios can similarly be adjusted. Because the holding company itself is not a regulated utility, it should have greater flexibility in making these adjustments. Further, the holding company structure will facilitate the planning of financings best suited to the particular needs and circumstances of the separate businesses by enabling the capital structure of each subsidiary to be appropriately tailored to suit its individual business.

      The nonutility subsidiaries of Resources should have the flexibility to use various financing techniques suitable for nonutility businesses without an impact on the credit of Roanoke Gas, thus improving financing alternatives. It is anticipated that, in the normal course:

      o Resources, in addition to receiving dividends from its subsidiaries, may also obtain funds through debt or equity financings;

      o Roanoke Gas may obtain funds through its own financings, including the issuance of mortgage notes and other debt instruments to third parties, and through the issuance of additional shares of common stock to the holding company; and

      o the nonutility businesses owned by Diversified may obtain funds from Resources, from other nonutility affiliates, or from their own outside financings.

Any financings will depend on the financial and other conditions of the entities involved and on the market conditions.

      At the present time, Roanoke Gas has no specific diversification plans beyond expanding the propane operation. The Board of Directors of Roanoke Gas intends that the natural gas operations of Roanoke Gas will continue to constitute the predominant activity of Resources for the foreseeable future. Roanoke Gas does not expect any capital impairment of its public utilities or any adverse affect on their levels of service as a result of the restructuring.


                               THE REORGANIZATION


      The discussion in this proxy statement/prospectus of the Agreement and Plan of Merger and Reorganization is subject to and qualified in its entirety to the agreement, a copy of which is attached to this proxy statement/prospectus as Attachment A and is incorporated herein by reference. However, all material terms of the Agreement and Plan of Merger and Reorganization are disclosed in this proxy statement/prospectus.


The Agreement

      The Boards of Directors of Roanoke Gas, RGC Acquisition, Resources, Diversified, Bluefield and Commonwealth have unanimously adopted the Agreement and Plan of Merger and Reorganization. The holders of more than two-thirds of the outstanding shares of Roanoke Gas common stock must also approve the agreement. See "Vote Required" below.


      The first step in the reorganization is the merger. In the merger:

      o each share of Roanoke Gas common stock outstanding immediately prior to the effective time of the merger will be converted into an equal number of new shares of Resources common stock;

      o Resources will become the owner of all outstanding shares of Roanoke Gas common stock; and

      o the shares of Resources common stock held by Roanoke Gas immediately prior to the merger will be canceled.

As a result, Resources will become a holding company with Roanoke Gas as its wholly owned subsidiary. All of the Resources common stock outstanding immediately after the merger will be owned by the former holders of Roanoke Gas common stock outstanding immediately prior to the merger.

      Immediately after completion of the merger, Commonwealth will be merged into Roanoke Gas, and Bluefield and Diversified will be transferred to Resources, which will then hold both as wholly owned subsidiaries.
See "Transfer of Roanoke Gas Subsidiaries to Resources" below.

      Debt of Roanoke Gas will continue as outstanding obligations of Roanoke Gas after the reorganization. Resources may, however, be required to guarantee Roanoke Gas' payment and performance of Roanoke Gas' outstanding mortgage notes.

Vote Required

      Under Virginia law, the affirmative vote of the holders of record of more than two-thirds of the outstanding shares of Roanoke Gas common stock on the Record Date is required to approve the reorganization. Because the requirement for Proposal 1 is the affirmative vote of more than two-thirds of the outstanding shares, broker non-votes and abstentions will have the effect of a "no" vote.

Regulatory Approvals

      The reorganization cannot be consummated unless and until all federal and state approvals, authorizations and consents are obtained on conditions acceptable to the Board of Directors of Roanoke Gas.


      The Public Utility Holding Company Act of 1935. Roanoke Gas and Resources must obtain from the SEC Office of Public Utility Regulation an order approving the reorganization. Roanoke Gas and Resources, filed a joint application on Form U-1 with the SEC on October 16, 1998. That application currently is pending. As a result of the reorganization, Resources will become a "public utility holding company" under the Public Utility Act. Per the agreement and simultaneously with the effectiveness of the reorganization, Resources will file with the SEC an exemption statement to exempt itself and its subsidiaries from all provisions of the Public Utility Act, except with respect to certain acquisitions and investments, under the "intrastate" exemption provided by Section 3(a) (1). Resources and its material public utility subsidiaries are predominantly intrastate in character and carry on their business in Virginia, the state in which Resources and every material subsidiary is organized. See "Risk Factors --Regulation as a Public Utility Holding Company;" and "Regulation of Resources and Roanoke Gas and Certain Subsidiaries After the Reorganization."

      Virginia Law. Under Virginia laws governing public utilities, any transaction involving transfer of utility stock must be approved in advance by the Virginia Commission. On October 21, 1998, Roanoke Gas submitted an application seeking the Virginia Commission's approval of the merger and reorganization and the affiliated interests arising therefrom. On January 19, 1999, the Virginia Commission issued an order approving Roanoke Gas' application.

      West Virginia Law. Under West Virginia law governing public utilities, any transaction involving the transfer of utility stock must be approved by the West Virginia Commission. On October 21, 1998, Bluefield Gas submitted information requesting the West Virginia Commission's approval of the merger and reorganization and the affiliated interests arising therefrom. On January 18, 1999, the West Virginia Commission issued a final order approving Bluefield Gas' application.


Accounting Treatment


      The accounting treatment for the reorganization will be based on non-cash, non-taxable transactions, with resulting assets and liabilities recorded at historical cost amounts. The merger of Commonwealth into Roanoke Gas will result in a credit to plant account and debit to equity accounts on the books of Bluefield. The related entry on Roanoke Gas' books will be a debit to plant accounts and a credit to equity accounts.


      The transfer of Diversified from Roanoke Gas to RGC Resources will result in a debit to equity accounts on the books of Roanoke Gas and a credit to equity accounts on the books of RGC Resources. The transfer of Bluefield to the books of RGC Resources will likewise result in a debit to the equity accounts of Roanoke Gas and a credit to the equity accounts of RGC Resources.

Conditions to Effectiveness of the Reorganization

      In addition to approval of the agreement by Roanoke Gas shareholders, the reorganization is subject to the satisfaction of the following conditions:

            (1) the receipt of all necessary orders, authorizations, consents, approvals or waivers from the Virginia Commission, the West Virginia Commission, the SEC, and any other third parties. Such approvals must remain in full force and effect, and may not include conditions that the Board of Directors of Roanoke Gas deems unacceptable; and

            (2) listing on the Nasdaq National Market of shares of Resources common stock.



      After each of these conditions are satisfied, the reorganization will become effective when the Virginia Commission issues Articles of Merger under the Virginia Stock Corporation Act (the "Effective Time"). Roanoke Gas cannot predict if or when the conditions to effectiveness of the merger will be satisfied, but Roanoke Gas currently is working to complete the merger and reorganization during the Summer of 1999.


Exchange of Stock Certificates


      When the reorganization becomes effective, Resources will automatically send holders of Roanoke Gas common stock documents and instructions for the physical exchange of their existing stock certificates for certificates of Resources common stock. Upon the Effective Time, certificates previously representing shares of Roanoke Gas common stock will represent only the right of the registered holder to receive shares of Resources common stock. At the Effective Time, Resources will issue and deliver to the transfer agent certificates representing shares of Resources common stock into which outstanding shares of Roanoke Gas common stock have been converted. Promptly after the Effective Time, Resources will send to each Roanoke Gas shareholder of record immediately prior to the Effective Time written instructions and transmittal materials for use in surrendering Roanoke Gas stock certificates to the transfer agent. There is no time limit to exchange the shares. Roanoke Gas shareholders should NOT send in their stock certificates to the transfer agent until they receive the transmittal letter after the Effective Time.


      Resources also will send to brokers, banks and other nominee record holders of Roanoke Gas common stock appropriate instructions and transmittal materials for use in surrendering Roanoke Gas stock certificates to the transfer agent, so that the shares held by such record holders on behalf of beneficial owners of Roanoke Gas common stock can be exchanged for the shares of Resources common stock.


      After a former shareholder of Roanoke Gas properly surrenders the shareholder's stock certificate along with a completed transmittal letter to the transfer agent, the transfer agent will issue, register and deliver to the shareholder a Resources common stock certificate. The holder of record of Roanoke Gas common stock at the Effective Time, or someone on the holder's behalf, must surrender the Roanoke Gas certificate representing the shares. After the Effective Time, there will be no further transfers of Roanoke Gas stock on the stock transfer books of Roanoke Gas nor the registration of any transfer of a Roanoke Gas certificate.

      Except as described with respect to lost or otherwise missing certificates below, the transfer agent will not deliver a Resources common stock certificate to any former shareholder of Roanoke Gas until the shareholder properly surrenders the shareholder's Roanoke Gas stock certificate(s) along with a completed transmittal letter. Furthermore, Resources will not pay dividends or distributions payable to Resources shareholders to a former Roanoke Gas shareholder who has not surrendered his or her Roanoke Gas stock certificates. But, subject to state abandoned property law, when the shareholder properly surrenders such Roanoke Gas certificate(s), the transfer agent will give the shareholder a new certificate for the shares of Resources common stock represented by such Roanoke Gas Certificate(s) along with the amount of any accrued but unpaid dividends or distributions with respect to such shares. Neither Resources, Roanoke Gas nor the transfer agent has any obligation to pay any interest on any dividends or distributions for any period prior to such payment.


      Any shareholder of Roanoke Gas whose certificate evidencing shares of Roanoke Gas common stock has been lost, destroyed, stolen or otherwise is missing will have the right to receive a certificate representing shares of Resources common stock under any conditions imposed by the transfer agent or Resources, which may include a requirement that the shareholder provide a lost instrument indemnity or surety bond in form, substance and amount satisfactory to the transfer agent and Resources.


Transfer of Roanoke Gas Subsidiaries to Resources

      As part of the reorganization, Bluefield will, by noncash dividend, give to Roanoke Gas all of the outstanding stock of Commonwealth. Commonwealth then will be merged into Roanoke Gas. Roanoke Gas will then, by noncash dividend, give to Resources all of the outstanding stock of Bluefield and Diversified. After the reorganization, Resources will be the parent holding company of three corporations: Roanoke Gas (with Commonwealth merged in), a Virginia public utility, Bluefield, a West Virginia public utility, and Diversified, a nonutility subsidiary. See "Business of Roanoke Gas and Resources."


      Roanoke Gas is not proposing to exchange of any of its outstanding mortgage notes, debentures and senior notes of Roanoke Gas due to the reorganization. Immediately after the merger, Resources will have no outstanding securities other than common stock. Resources may, however, be required to guarantee Roanoke Gas' payment and performance of Roanoke Gas' outstanding mortgage notes. Holders of Roanoke Gas mortgage notes, debentures and senior notes will continue as security holders of Roanoke Gas.


Dividend Reinvestment and Stock Purchase Plan

      Under the agreement, shares of Roanoke Gas common stock held in the Roanoke Gas Dividend Reinvestment and Stock Purchase Plan at the Effective Time, including uncertificated whole and fractional shares, will automatically be converted into an equal number of shares of Resources common stock. At the Effective Time, Resources will succeed to the Plan as in effect immediately prior to the Effective Time, and shares of Resources common stock will be issued under the Plan on and after the Effective Time. Resources will file an post-effective amendment to the Roanoke Gas registration statement for the Plan shortly after the Effective Time. In addition to amending the Plan to reflect Resources as the successor to the Plan, Roanoke Gas also intends to amend the Plan to permit purchase of shares by the plan agent in the open market and to increase the maximum optional cash payment under the Plan to $30,000. This discussion will serve as written notice to participants in the Plan of our intent to amend the Plan, as described above, effective at the Effective Time of the reorganization.

Roanoke Gas Stock Plans


      The agreement also provides that the Roanoke Gas Key Employee Stock Option Plan, the Roanoke Gas Restricted Stock Plan for Outside Directors, and all other stock, bonus or incentive plans of Roanoke Gas will be amended to provide for such plans to utilize Resources common stock instead of Roanoke Gas common stock after the merger.

      After the merger, all outstanding stock options under the stock option plan will be converted into options to acquire Resources common stock. The terms and conditions of the stock option plan will not otherwise be changed. Future grants under the stock option plan will be made for Resources common stock. Resources will file a post-effective amendment to Roanoke Gas' registration statement for the stock option plan shortly after the Effective Time.

      All shares of Roanoke Gas restricted stock held in participant accounts under the restricted stock plan will be converted into restricted shares of Resources common stock. The terms and conditions of the restricted stock plan will not otherwise be changed. Future purchases under the restricted stock plan will be of Resources common stock.

      The preceding discussion will serve as written notice to participants in the stock option plan, the restricted stock plan and all other stock, bonus and incentive plans of Roanoke Gas of the Company's intent to amend such plans, as described above, effective at the Effective Time.


Amendment or Termination of the Agreement

      The Boards of Directors of Roanoke Gas, RGC Acquisition, Resources, Diversified, Bluefield and Commonwealth may amend any of the terms of the agreement at any time before or after its approval by the holders of Roanoke Gas common stock and prior to the Effective Time. After the agreement is approved by Roanoke Gas shareholders, however, the parties cannot amend the agreement in a manner that would materially and adversely affect the rights of Roanoke Gas shareholders. Regardless of this approval, if the Board of Directors of Roanoke Gas determines, in its sole judgment, that consummation of the merger would, for any reason, be inadvisable or not in the best interests of Roanoke Gas or its shareholders, the agreement may be terminated and the merger abandoned at any time prior to the Effective Time.

Listing of Resources Common Stock

      Resources is applying to have its common stock listed on the Nasdaq National Market. It is expected that the listing will be effective at the Effective Time of the reorganization. The ticker symbol of Resources common stock will be "RGCO," and quotations will be carried in newspapers as they have been for Roanoke Gas common stock. Following the reorganization, Roanoke Gas common stock will no longer be quoted or traded and will be delisted from the Nasdaq National Market.

Cautionary Statement Concerning Forward-Looking Statements


      Roanoke Gas and Resources has each made forward-looking statements in this document, that are subject to risks and uncertainties. Roanoke Gas and Resources have also each made forward-looking statements in certain documents that are incorporated by reference in this proxy statement/prospectus, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Roanoke Gas and Resources management, and on information currently available to such management. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of Resources, Roanoke Gas and their subsidiaries set forth under "Questions and Answers about the Reorganization," the "Summary," "Reasons for the Holding Company Structure and Reorganization" and "Dividend Policy" and statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.


      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values following the merger and reorganization may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of Resources and Roanoke Gas to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. In addition, Resources and Roanoke Gas do not have any intention or obligation to update forward-looking statements after they distribute this proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Resources and Roanoke Gas claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      Shareholders of Resources and Roanoke Gas should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents that are incorporated by reference into this proxy statement/prospectus, could affect the future results of Resources and its subsidiaries after the merger and reorganization, and could cause results to differ materially from those expressed in such forward-looking statements:


      o fluctuations in demand for natural gas and propane attributable to weather;

      o difficulty in obtaining rate increases from regulatory authorities in adequate amounts and on a timely basis;

      o difficulty in earning on a consistent basis an adequate return on invested capital;

      o competition from alternative fuels for industrial and other significant customers and fluctuations in the prices of oil, which can make oil less costly than natural gas, and potential increased future competition resulting from continuing industry deregulation;

      o     volatility in the supply and price of natural gas and propane;

      o some uncertainty in projected rate of growth of natural gas and propane requirements of the Roanoke Gas' customers;

      o     increasing expenses and labor costs and availability;

      o deregulation or restructuring of the electric and natural gas industries; and

      o     general economic conditions, both locally and nationally.



                                 DIVIDEND POLICY

      Resources does not now, nor will it immediately after the merger and reorganization, conduct directly any revenue generating business operations. Resources plans to initially obtain operating funds primarily from dividends paid to Resources on the stock of its subsidiaries, and possibly from the sale of securities or debt incurred by Resources. Initially, dividends on Resources common stock will depend primarily upon the earnings, financial condition and capital requirements of Roanoke Gas, and the dividends paid by Roanoke Gas to Resources. Resources presently expects to continue Roanoke Gas' policy of paying an appropriate percentage of earnings to shareholders. In the future, dividends from Resources' subsidiaries other than Roanoke Gas may be a more significant source of funds for dividend payments by Resources. In addition, although it has no present intention to do so, Resources may issue preferred stock in the future to meet its capital requirements. See "Description of Resources Capital Stock -- Authorized Capital -- Preferred Stock." Such preferred stock could have preferential dividend rights over Resources' common stock.


      Resources presently expects to pay quarterly dividends on Resources common stock at least equal to the rate, and on approximately the same schedule as, the dividend most recently declared by Roanoke Gas on its common stock. The quarterly dividend most recently declared by Roanoke Gas' Board of Directors on Roanoke Gas common stock was $.27 per share, payable February 1, 1999, to holders of record on January 15, 1999. The payment and amount of dividends, however, is in the discretion of Resources Board of Directors based on financial and other factors and cannot be assured. The amount of dividends paid by Roanoke Gas to Resources following the reorganization is expected to be greater than the amount of dividends Resources pays on its common stock, as Resources will need funds for its holding company activities.


                         FEDERAL INCOME TAX CONSEQUENCES


      In the opinion of Woods, Rogers & Hazlegrove, P.L.C., counsel to Roanoke Gas and Resources, the following are the material federal income tax consequences of the reorganization based on factual representations:


            (1) under Section 354(a) of the Internal Revenue Code of 1986, no gain or loss will be recognized by a holder of Roanoke Gas common stock upon the conversion of such holder's Roanoke Gas common stock solely into Resources common stock;

            (2) under Section 358(a) of the Internal Revenue Code of 1986, the basis of shares of Resources common stock received by a former holder of shares of Roanoke Gas common stock in the conversion described in (1) above, in the aggregate, will equal the basis of such shareholder's shares of Roanoke Gas common stock exchanged therefor, and under Section 1223(1) of the Internal Revenue Code of 1986, the holding period for such shares of Resources common stock will include the holding period for shares of Roanoke Gas common stock exchanged therefor to the extent that such shares of Roanoke Gas common stock were held as a capital asset at the Effective Time of the merger;


            (3) under Section 361(a) of the Internal Revenue Code of 1986, no gain or loss will be recognized by Resources or Roanoke Gas on account of the merger or the issuance of shares of Resources common stock to the former holders of shares of Roanoke Gas common stock under the agreement; and

            (4) under Section 1001(a) of the Internal Revenue Code of 1986, a holder of Roanoke Gas common stock who receives cash with the exercise of dissenters' rights under Sections 13.1-729 through 13.1-741 of the Virginia Act will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the shareholder's Roanoke Gas common stock and the amount of cash received. Such gain or loss will be eligible for capital gain or loss treatment if the Roanoke Gas common stock is held by such shareholder as a capital asset, as defined under Section 1221 of the Internal Revenue Code of 1986^ at the Effective Time. Generally, a capital asset is an asset acquired and held for investment.


      As used in this discussion, the term "basis" means the amount of investment in the stock for tax purposes. Generally, under Section 1012 of the Internal Revenue Code of 1986, the basis in stock will be the amount paid for such stock. Stock acquired by gift, however, generally will have a basis equal to the donor's basis under Section 1015 of the Internal Revenue Code of 1986. Further, stock acquired by inheritance generally will have a basis equal to the fair market of the stock at the date of the decedent's death, under Section 1014 of the Internal Revenue Code of 1986.


      As used in this discussion, the term "holding period" has significance in determining whether the gain realized upon the eventual sale of stock, which qualifies as a capital asset, is short-term or long-term capital gain. Stock held for more than one year, when sold for a gain, will be taxed at favorable capital gain tax rates. Stock held for more than one year when sold at a loss, will result in a capital loss. Stock held for one year or less, when sold at a gain, will be taxed at ordinary income tax rates. Stock held for one year or less, when sold at a loss, will generate an ordinary loss. This reorganization will not affect the holding period of shares of Roanoke Gas Company as each holder's holding period in the Roanoke Gas Company stock will be "tacked on" to the holding period for the Resources stock.


      The foregoing discussion is a general summary which does not address tax consequences that may depend on individual circumstances, and it does not cover the tax consequences of the reorganization under state, local or foreign income or other tax laws. Each shareholder of Roanoke Gas is urged to consult with such shareholder's own tax advisors with respect to the tax effects of the reorganization on such shareholder.


                     DESCRIPTION OF RESOURCES CAPITAL STOCK


      The following statements with respect to Resources capital stock are based on material provisions of Resources' Articles of Incorporation and Bylaws, as they will be in effect as of the Effective Time of the reorganization. A copy of Resources' Articles is attached as Appendix B hereto and is incorporated herein by reference. Resources' Bylaws are substantially similar to the Bylaws of Roanoke Gas. The Resources' Bylaws have been filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, and are incorporated herein by reference.


Authorized Capital

      Resources is authorized to issue up to 15,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, $5.00 par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of January 20, 1999, there were 10 shares of Resources common stock issued and outstanding, all of which are owned by Roanoke Gas. No shares of Resources preferred stock are issued and outstanding. Immediately after giving effect to the merger, approximately 1,850,000 shares of Resources common stock and no shares of Resources preferred stock will be issued and outstanding.

      Resources Common Stock. Subject to the prior rights of the holders of any Resources preferred stock, holders of Resources common stock are entitled to receive such dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation or dissolution, to receive the net assets of Resources remaining after payment of all liabilities and after payment to preferred stockholders. See "Dividend Policy."

      Subject to the rights of any preferred stockholders, all voting rights are vested in the Resources common stockholders. Each share of common stock is entitled to one vote on all matters requiring shareholder action and in the election of directors. Resources common stockholders have no preemptive, subscription or conversion rights. All of the outstanding shares of Resources common stock are fully paid and nonassessable, as will be those issued to the shareholders of Roanoke Gas upon consummation of the merger.

      Resources Preferred Stock. The Board of Directors of Resources is authorized to issue preferred stock in series. Resources' Articles do not establish voting rights, preferences or other rights with respect to Resources preferred stock. Resources' Board of Directors is given full authority to provide for the establishment and/or issuance of any series of preferred stock, the designation of such series and the preferences, limitations, and relative rights of the shares of such series, including the following:

      o     distinctive designation and number of shares comprising such series;

      o     voting rights, if any, which shares of that series will have;

      o     the rate of dividends, if any, on the shares of that series;

      o whether the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

      o whether that series will have a sinking fund for the redemption or purchase of shares of that series;

      o the rights to which the holders of the shares of that series will be entitled in the event of voluntary or involuntary dissolution or liquidation;

      o whether the shares of that series will be convertible into or exchangeable for cash, shares of stock of any other class or any other series, indebtedness or other property or rights;

      o whether the issuance of any additional shares of such series, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

      o any other preferences, privileges and powers in relative, participating, optional, or other special rights and qualifications, limitations or restrictions of such series.


      Each series of Resources preferred stock will rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts attributable upon voluntary or involuntary liquidation, dissolution or winding up of Resources fixed for each series and without preference or priority of any series over any other series. All shares of Resources preferred stock will rank, with respect to dividends and liquidation rights, senior to the Resources common stock. The ability of the Board of Directors to issue Resources preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Resources common stock, and, under certain circumstances, may discourage an attempt by others to gain control of Resources. See "Change in Control Provisions" below.


Change in Control Provisions

      It is not the intent of Resources' Board of Directors to discourage legitimate offers to enhance shareholder value. Certain provisions of Resources' Articles listed below, however, may have the effect of discouraging unilateral tender offers or other attempts to acquire the business of Resources. These provisions currently apply to Roanoke Gas shareholders.

      o The Board is divided into three classes, as nearly equal in number as possible, each of which serves for three years, with one class being elected each year.

      o     Directors may be removed only for cause.

      o Any vacancy on the Board of Directors or newly-created directorships may be filled by a majority of the remaining directors then in office, even if less than a quorum.

      o The number of directors may not be less than seven nor more than eleven.

These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for Resources on terms that some shareholders might favor. If they discourage potential takeover bids, these provisions might limit the opportunity for Resources' shareholders to sell their shares at a premium.

      In addition, Resources' Articles, like those of Roanoke Gas, do not provide for cumulative voting in the election of directors. Cumulative voting permits shareholders to multiply their number of votes by the total number of directors being elected and to cast their total number of votes for one or more candidates.

      The Bylaws of Resources also include provisions setting forth specific conditions and restrictions under which business may be transacted at meetings of shareholders. For example, no business may be transacted at a meeting unless:

      o     such business is specified in the notice of meeting;

      o otherwise brought before the meeting by or at the direction of the Board; or

      o brought before the meeting by a shareholder of record who provided notice in writing to the President not less than 60 days nor more than 90 days prior to the meeting.

These provisions may create an anti-takeover effect by placing restrictions on the content of the issues to be discussed at a shareholder meeting.

      In addition, the issuance of authorized but unissued shares of Resources common stock or Resources preferred stock in certain instances may have an anti-takeover effect. Such shares might be issued by the Board of Directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, such as by diluting voting or other rights of the proposed acquirer. In this regard, Resources' Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more classes or series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into shares of Resources common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover.

      See "Certain Differences in Rights of Roanoke Gas And Resources Shareholders."

Shareholder Protection Statutes

      The Virginia Act includes two shareholder protection statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute, which will apply to Resources after the Effective Time.


      The Affiliated Transactions Statute restricts certain transactions between a Virginia corporation having more than 300 shareholders of record and a beneficial owner of more than 10% of any class of voting stock. An affiliated transaction is defined in the Virginia Act as any of the following transactions with or proposed by an interested shareholder: a merger; a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation's securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested shareholder during a three-year period commencing as of the date the interested shareholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested shareholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors or by two-thirds of the outstanding shares held by disinterested shareholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia Act and the Articles of Resources.

      The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause the acquiring person's aggregate voting power to meet or exceed any of three thresholds (20%, 33-1/3% or a majority) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee-director of the corporation. The statute sets out a procedure whereby the acquiring person may call a special shareholder's meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or share exchange to which the corporation is a party and acquisitions as part of a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute.

      Application of the Affiliated Transactions and Control Share Acquisitions statutes are automatic unless a corporation takes certain steps to "opt out" of their application. Resources has not "opted out" of the statutes.

Transfer Agent and Registrar

      The transfer agent and Registrar for Resources is First Union National Bank of North Carolina, Corporate Trust Client Services, N.C. - 1153, 1525 West
W. T. Harris Boulevard - 3C3, Charlotte, North Carolina 28288- 1153.

      After the reorganization, Resources intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information.


                   INDEMNIFICATION AND LIMITATION OF LIABILITY

      Resources' Articles contain a provision that, subject to certain exceptions described below, eliminates the liability of a director or officer to Resources or to its shareholders for monetary damages for any breach of duty as a director or officer to the full extent allowed by Virginia law. This provision does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

      Resources' Articles also require Resources to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of Resources, by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of Resources as a director, officer, employee or agent of another entity. A director or officer of Resources is entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Resources make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of Resources also has the authority to extend to any person who is an employee or agent of Resources, or who is or was serving at the request of Resources as a director, officer, employee or agent of another entity, the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

      The Virginia Act permits a court, upon application of a director or officer, to review Resources' determination as to a director's or officer's request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order Resources to make advances and/or reimbursement for expenses or to provide indemnification.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Resources under the foregoing provisions, Resources has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  CERTAIN DIFFERENCES IN RIGHTS OF ROANOKE GAS
                           AND RESOURCES SHAREHOLDERS

      Roanoke Gas and Resources are both Virginia corporations. When the reorganization becomes effective, holders of Roanoke Gas common stock will become holders of Resources common stock, and their rights will be governed by Resources' Articles and Bylaws instead of those of Roanoke Gas.


      Material differences between the rights of holders of Resources common stock and those of holders of Roanoke Gas common stock are summarized below. This summary is qualified in its entirety by reference to the information included in the exhibits to this proxy statement/prospectus, in exhibits to the Registration Statement of which this proxy statement/prospectus is a part, and in materials incorporated herein by reference.


Authorized Common Stock


      The number of authorized shares of Roanoke Gas common stock and Resources common stock is 3,000,000 and 10,000,000 shares, respectively. As of the Record Date for the Annual Meeting, there were 1,805,006 shares of Roanoke Gas common stock issued and outstanding and held by 1,830 shareholders of record. Approximately 1,850,000 shares of Resources common stock may be issued in the reorganization. The additional authorized but unissued shares of Resources common stock will be available for issuance under existing dividend reinvestment, stock purchase, bonus and incentive plans, as well as possibly for stock splits, stock dividends, equity financings, and for other general corporate purposes, including, possibly, acquisitions, none of which is under current consideration. See "Capital Stock of Resources."


Authorized Preferred Stock

      Roanoke Gas presently has no authorized preferred stock. There are 5,000,000 authorized shares of Resources preferred stock, all of which are unissued.

      Management believes that the ability to issue Resources preferred stock will provide important flexibility, although it has no present plans to issue preferred stock.


Director and Officer Exculpation

      Resources' Articles provide for the limitation or elimination of personal liability of directors or officers of Resources to the fullest extent permitted by the Virginia Act. Under the Virginia Act, that limitation of liability does not apply if the director or officer engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law. See "Indemnification and Limitation of Liability."


      Roanoke Gas' Articles do not contain specific provisions limiting or eliminating the personal liability of directors or officers of Roanoke Gas. Accordingly, under the Virginia Act, the liability of a director or officer of Roanoke Gas, as a director or officer of Roanoke Gas, would be the greater of $100,000 or the amount of compensation received by the director or officer in the twelve months preceding the act or omission giving rise to the liability.

Indemnification of Officers and Directors

      Resources' Articles provide for indemnification of an officer, director, employee or agent as set out under "Indemnification and Limitation of Liability." Resources Articles prohibit indemnification in the case of willful misconduct or a knowing violation of the criminal law, but permits indemnification for gross negligence under certain circumstances.

      Roanoke Gas' Bylaws contain provisions indemnifying directors, officers, employees and agents of Roanoke Gas in certain circumstances against expenses, judgements, fines and amounts paid in settlement. The Roanoke Gas Bylaws prohibit indemnification in the case of gross negligence or willful misconduct.

Director Nominations and Shareholder Proposals


      Resources' Bylaws establish procedures in addition to the requirements provided by statute that must be followed for shareholders to submit a proposal to a vote of shareholders of Resources at a meeting of shareholders. Such proposal must be made by delivering written notice to the President of Resources not less than sixty nor more than ninety days prior to the meeting; provided, however, that if less than seventy days' notice of the date of the meeting is given, such written notice by the shareholder must be delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than seventy days prior to the meeting if a meeting is called on the fourth Monday of January, or if such date falls on a legal holiday, the next business day, regardless as to when public disclosure is made. The shareholder proposal notice must set forth:


      o a brief description of the proposal and the reasons for its submission;

      o the name and address of the shareholder, as they appear on Resources' books;

      o the classes and number of shares of Resources owned by the shareholder; and

      o any material interest of the shareholder in such proposal other than such holder's interest as a shareholder of Resources.


The chairman of the meeting will, if the facts warrant, determine that a shareholder proposal was not made under the procedures prescribed by the Bylaws, and the defective shareholder proposal will be disregarded.


      Neither the Articles nor Bylaws of Roanoke Gas establish any procedures in addition to the requirements provided by statute that must be followed for shareholders to submit a proposal to a vote of the shareholders of Roanoke Gas.


                      BUSINESS OF ROANOKE GAS AND RESOURCES

Roanoke Gas


      Roanoke Gas, a Virginia public service company, is engaged in the retail distribution and sale of natural gas to approximately 49,000 customers in Roanoke, Virginia and surrounding areas in Virginia. Roanoke Gas' service area includes the cities of Roanoke and Salem, Virginia, and surrounding regions in Virginia, including Roanoke County and portions of Bedford, Botetourt, Franklin and Montgomery counties, Virginia. Bluefield, a West Virginia public service corporation, is a wholly owned subsidiary of Roanoke Gas. Bluefield provides natural gas service to approximately 4,100 customers located in and around Bluefield, West Virginia. Bluefield's service area extends from Princeton, West Virginia to the western most city limits of Bluefield, West Virginia. Bluefield owns all of the issued and outstanding stock of Commonwealth, a Virginia public service corporation, which serves approximately 925 customers in Bluefield, Virginia and surrounding areas in Virginia. Commonwealth's service area includes principally the Town of Bluefield, Virginia and a portion of Tazewell County, Virginia. Unless otherwise specified, Roanoke Gas, Bluefield and Commonwealth will be referred to in this Section as the "Natural Gas Companies." Roanoke Gas also distributes and sells propane and propane related products to customers in southwestern Virginia and southern West Virginia through its wholly owned Virginia subsidiary, Diversified, which is not a regulated public utility.

      Natural Gas Distribution Operations. As of September 30, 1998, the public utility operations of the Natural Gas Companies served approximately 53,100 natural gas customers through an operationally integrated natural gas distribution system. Natural gas is purchased from suppliers and distributed to residential, commercial and large industrial users through the underground pipeline system of the Natural Gas Companies. Of revenues from regulated gas operations during fiscal 1998, approximately 59% was derived from residential customers and 41% was derived from commercial and industrial customers. The utility operations of the Natural Gas Companies served approximately 48,265 residential customers and approximately 5,317 industrial and commercial customers in fiscal 1998.

      As of September 30, 1998, the consolidated utility plant account of the Natural Gas Companies, net of accumulated depreciation, was stated at $47,016,086, its consolidated operating revenues on that date totaled $51,857,052 and the consolidated net capital applicable to its common stock was $23,650,912.

      Supervision and Regulation. Natural gas distribution operations are subject to regulation at the federal and state levels. Gas transmission between Bluefield and Commonwealth is regulated by the Federal Energy Regulatory Commission, which regulates the prices, terms and conditions of interstate pipeline transportation and sales of natural gas. Roanoke Gas and Bluefield are exempt holding companies under Section 3(a)(2) of the Public Utility Act and annually file Forms U-3A-2 with the SEC. At the state level, Roanoke Gas and Commonwealth are regulated by the Virginia Commission, and Bluefield is regulated by the West Virginia Commission. The Virginia Commission and the West Virginia Commission regulate various matters, including rates charged for services, financings, planning and safety matters. The Virginia Commission also grants certificates of public convenience and necessity to distribute natural gas in the Commonwealth of Virginia. In addition, certain municipalities and localities grant franchises for the placement of natural gas distribution pipelines and the operation of a natural gas distribution network for Roanoke Gas, Commonwealth and Bluefield.


      Roanoke Gas and Commonwealth currently hold the only franchises and certificates of public convenience and necessity to distribute natural gas in their respective Virginia service areas. The franchises generally extend for multi-year periods and are renewable by the municipalities. Certificates of public convenience and necessity, which are issued by the Virginia Commission, are of perpetual duration, subject to compliance with regulatory standards. Bluefield holds the only franchise to distribute natural gas in its West Virginia service area. The West Virginia franchises will expire on August 22, 2009. The Virginia franchises will expire on December 31, 2015. Management anticipates that it will be able to renew these franchises upon expiration.


      Natural Gas Supplies and Storage. In fiscal 1998, Roanoke Gas delivered approximately 9.8 BCF of natural gas to its customers. The Natural Gas
Companies currently use long-term (one year or longer), mid-term (one month to one year) and spot (less than one month) gas purchase contracts to meet its system requirements. Roanoke Gas has an estimated current peak day firm requirement of 94,000 decatherms of natural gas. Bluefield and Commonwealth currently have an estimated combined current peak day firm requirement of 13,500 decatherms of natural gas.

      Roanoke Gas also maintains a liquefied natural gas storage facility located in Botetourt County, Virginia. This facility is capable of storing up to 220,000 decatherms of natural gas for use during peak winter periods. In addition, Roanoke Gas and Bluefield have contracted for storage reserves providing a combined total of 2.7 BCF of underground storage capacity.

      Columbia Gas Transmission Corporation and Columbia Gulf Transmission Corporation (together "Columbia") are the Company's primary transporter of natural gas. Columbia historically has delivered approximately two-thirds of Roanoke Gas' gas supply and 100% of Bluefield's gas supply. East Tennessee Natural Gas Company and Tennessee Gas Pipeline Company (together "East Tennessee") are the other major source of supply for the Natural Gas Companies. Historically, East Tennessee has delivered approximately one-third of this natural gas supply. The rates paid for natural gas transportation and storage services purchased from Columbia and East Tennessee are established by tariffs approved by the Federal Energy Regulatory Commission. These tariffs contain flexible pricing provisions which, in some instances, authorize these suppliers to reduce rates and charges to meet price competition.


      Nonutility Subsidiary. Roanoke Gas owns 100% of the voting common stock of Diversified, a Virginia nonpublic utility corporation headquartered in Roanoke, Virginia. Diversified serves approximately 11,000 active propane accounts in southwestern Virginia and southern West Virginia. Diversified's propane distribution activities are not subject to any federal or state pricing regulation. In addition to propane operations, Diversified maintains a natural gas marketing business which assists large industrial customers in the purchase of natural gas.


      Additional Information. Financial and additional information regarding Roanoke Gas and its subsidiaries is included in the 1998 Annual Report to Shareholders delivered with this proxy statement/prospectus and in the Roanoke Gas Annual Report on Form 10-K for the fiscal year ended September 30, 1998, which is incorporated by reference herein. See "Where You Can Find More Information."

Resources

      Resources is a wholly owned subsidiary of Roanoke Gas and was incorporated on July 31, 1998, for the purpose of accomplishing the proposed merger and reorganization. Resources owns all of the outstanding common stock of RGC Acquisition, a Virginia corporation which was formed on August 12, 1998, also for the purpose of accomplishing the merger and reorganization. Neither Resources nor RGC Acquisition owns any utility assets or engages in any business, or is a holding company under the Public Utility Act.


                     REGULATION OF RESOURCES AND ROANOKE GAS
                AND CERTAIN SUBSIDIARIES AFTER THE REORGANIZATION


Regulation of Resources


      As a result of the reorganization, Resources will become a "public utility holding company" under the Public Utility Act. Simultaneously with the effectiveness of the reorganization, Resources will file with the SEC an exemption statement to exempt itself and its subsidiaries from all provisions of the Public Utility Act, except with respect to certain acquisitions and investments, under the "intrastate" exemption in Section 3 (a) (1). To maintain this exemption, Resources will be required to file a statement annually with the SEC. The exemption may be revoked by the SEC if a substantial question of law or fact exists as to whether Resources is within the parameters of the exemption, or if it appears that the exemption may be detrimental to the public interest or the interest of investors or consumers. If such exemption is revoked and Resources must register as a public utility holding company under the Public Utility Act, Resources' activities will be subject to significant additional regulatory supervision, limitations and restrictions by the SEC. This could materially adversely affect Resources' operations and ability to grow and diversify its nonutility businesses and to diversify its businesses outside of the Commonwealth of Virginia. See "Risk Factors -- Regulation as a Public Utility Holding Company."

      Resources believes that it will be exempt from all provisions of the Public Utility Act except Section 9(a) (2). Section 9(a) (2) requires SEC approval of the direct or indirect acquisition by Resources of five percent or more of the voting securities of any other public utility company. There are also presently limits on the extent to which Resources and its nonutility subsidiaries, even if exempt under the intrastate exemption, can enter into businesses which are not "functionally related" to the public utility business without raising potential issues about Resources' exempt status. Therefore, even exempt companies are limited by the Public Utility Act with respect to their ability to diversify into nonutility businesses. SEC policies regarding the scope of permissible nonutility activities of an exempt public utility holding company are subject to change, but under current law, Resources would be required to remain engaged primarily and predominantly in the public utility business in the Commonwealth of Virginia, which could limit other activities in which Resources might wish to engage. Consequently, these limits on nonutility activities of a public holding company could limit the ability of Resources to invest in other businesses and pursue nonutility related business opportunities.

      In 1994, the SEC issued a release soliciting the views of interested parties on a study being conducted by its staff to develop recommendations regarding certain Congressional concerns and the needs of those affected by regulation under the Public Utility Act. In June 1995, the staff completed its study and issued a report which concluded that significant changes were needed in the current regulatory scheme. The SEC staff report viewed the Public Utility Act as unnecessarily restrictive in many regards which could prevent companies from responding effectively to changes now occurring in the utility industry. Among the staff report's recommendations were three legislative options for the SEC to offer to Congress: repeal of the Public Utility Act with legislation to continue federal protection of consumers; unconditional repeal of the Public Utility Act; or broadening of the SEC's authority to exempt holding companies where state regulation is adequate. Pending legislative action, the staff report recommended that the SEC act administratively to modernize and simplify holding company regulation, reduce delays in current administration and minimize regulatory overlap, including rulemaking proposals and significant changes in the SEC's past interpretations under the Public Utility Act. One of these proposals was a rule to exempt most energy-related diversification within investment limitations. On March 24, 1997, Rule 58 under the Public Utility Act was amended to exempt from the requirements of prior approval by the SEC under
Section 9(a) of the Public Utility Act the acquisition of securities of certain varieties of "energy related companies" subject to aggregate investment limits by registered companies.

      Legislation to repeal the Public Utility Act has been introduced in Congress from time to time. Neither Resources nor Roanoke Gas can predict whether Congress will take any action to significantly modify the Public Utility Act or whether the SEC will take action to further revise or modify significantly its the Public Utility Act rules, decisions and interpretations.

Regulation of Roanoke Gas and Bluefield Gas

      Following completion of the reorganization, the activities of Roanoke Gas will continue to be subject to affirmative regulation by the Virginia Commission, and the activities of Bluefield Gas will continue to be subject to affirmative regulation by the West Virginia Commission. In particular, transactions between Roanoke Gas and any other entity, including Resources, which is an "affiliated interest" of Roanoke Gas within the meaning of the applicable Virginia statutes is subject to prior approval by the Virginia Commission. Similarly, any contract between Bluefield and an affiliate requires the prior consent of the West Virginia Commission. These statutes enable the state regulators effectively to delineate and control the allocation of holding company assets to assure that such assets are not used in a fashion deemed inappropriate or detrimental to the public utility system and its customers. The Virginia Commission and the West Virginia Commission each has full authority to investigate public utilities for purposes of determining efficiency and economy of operation, to conduct continuing reviews and audits and to issue appropriate directives. The Virginia Commission and the West Virginia Commission each reviews cost allocations and, in every rate case, requires the public utility to submit substantial data to support both rate-based components and cost components between or among divisions, utility or nonutility.

         RIGHT OF DISSENTING SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES

      Roanoke Gas common stockholders entitled to vote on approval of Proposal 1 will be entitled to have the fair value of their shares immediately prior to the consummation of the merger, paid in cash, together with any interest, if any, by complying with the provisions of Article 15 of the Virginia Act. Under Article 15, the determination of the fair value of a dissenter's shares would exclude any appreciation or depreciation in the value of such shares in anticipation of the merger, unless the exclusion would be inequitable.

      A Roanoke Gas common stockholder who desires to exercise his or her dissenters' rights must deliver a written notice and cannot vote FOR Proposal 1. A written notice of such holder's intent to demand payment for his or her shares must be delivered to Roanoke Gas before the taking of the vote on approval of the Proposal. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of Proposal 1. Voting against, abstaining from voting or failing to vote on approval of Proposal 1 will not constitute written notice of an intent to demand payment within the meaning of Article 15.


      A Roanoke Gas common stockholder electing to exercise dissenters' rights under Article 15 must not vote for approval of Proposal 1. Voting for approval of Proposal 1, or delivering a proxy for the Annual Meeting, ^will constitute a waiver of such holder's dissenters' rights and will nullify any written notice of an intent to demand payment, unless the proxy specifies a vote against, or abstaining from voting on, approval of Proposal 1.


      A holder of record of Roanoke Gas common stock may assert dissenters' rights as to less than all of the shares registered in the holder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Roanoke Gas in writing of the name and address of each person on whose behalf the holder is asserting dissenters' rights. The rights of a partial dissenter under Article 15 are determined as if the dissenting shares and the holder's other shares were registered in the names of different shareholders.

      A beneficial holder of Roanoke Gas common stock may assert dissenters' rights as to shares held on such holder's behalf only if such holder:

      o submits to Roanoke Gas the record holder's written consent to the dissent not later than the time the beneficial holder asserts dissenters' rights; and

      o does so with respect to all shares of which such holder is the beneficial holder or over which such holder has the power to direct the vote.

      After the merger, Roanoke Gas will, within ten days after the Effective Time, deliver a dissenters' notice to all holders who satisfied the foregoing requirements. The notice will:

      o state where payment demand is to be sent and where and when certificates for dissenting shares are to be deposited;

      o supply a form for demanding payment that includes the date of the first announcement to news media of the reorganization, April 27, 1998, and requires that the person asserting dissenters' rights certify whether or not such person acquired beneficial ownership of such person's dissenting shares before or after such date;

      o set a date by which Roanoke Gas must receive the payment demand, which date may not be less than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

      o     be accompanied by a copy of Article 15.

      A shareholder sent a dissenters' notice must demand payment, certify that such holder acquired beneficial ownership of such holder's dissenting shares before, on or after April 27, 1998, and deposit the certificates representing such holder's dissenting shares per the dissenters' notice. A shareholder who deposits such holder's shares as described in the dissenters' notice retains all other rights as a holder of Roanoke Gas common stock except to the extent such rights are canceled or modified by the consummation of the merger. A shareholder who does not demand payment and deposit his share certificates where required, each by the date set forth in the dissenters' notice, is not entitled to payment for such holder's shares under Article 15.


      Except as provided below with respect to after-acquired shares, within thirty days after receipt of a payment demand, Roanoke Gas must pay the dissenter the amount that Roanoke Gas estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of Roanoke Gas to make such payment may be enforced by the Circuit Court for the City of Roanoke, Virginia, or, at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has the office. The payment by Roanoke Gas will be accompanied by:

      o Roanoke Gas' balance sheet as of the end of a fiscal year ended not more than sixteen months before the Effective Time, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

      o an explanation of how Roanoke Gas estimated the fair value of the dissenting shares and of how the interest was calculated;

      o a statement of the dissenter's right to demand payment as described below; and

      o     a copy of Article 15.

      Roanoke Gas may elect to withhold payment from a dissenter who was not the beneficial owner of the dissenting shares on April 27, 1998, in which case Roanoke Gas will estimate the fair value of such after-acquired shares, plus accrued interest, and will offer to pay such amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. Roanoke Gas will send with such offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment as described below.


      Within thirty days after Roanoke Gas makes or offers payment as described above, a dissenter may notify Roanoke Gas in writing of the dissenter's own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payment by Roanoke Gas, or reject Roanoke Gas' offer and demand payment of such estimate.


      If any such demand for payment remains unsettled, within sixty days after receiving the payment demand, Roanoke Gas will petition the Circuit Court for the City of Roanoke, Virginia, to determine the fair value of the shares and the accrued interest and make all dissenters whose demands remain unsettled parties to such proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to such proceeding is entitled to a judgment for:

      o the amount, if any, by which the court finds that the fair value of the dissenting shares, plus interest, exceeds the amount paid by Roanoke Gas; or

      o the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Roanoke Gas elected to withhold payment.

The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and assess the costs against Roanoke Gas or against any dissenters the court finds did not act in good faith in demanding payment.


      The foregoing is only a summary of the rights of a dissenting Roanoke Gas common stock. However, all material terms of the Articles, Bylaws and Virginia Act relating to dissenting shareholders rights have been disclosed. Any holder of Roanoke Gas common stock who intends to dissent from the merger and reorganization should carefully review the text of the applicable provisions of
Article 15 of the Virginia Act set forth in Attachment C to this proxy statement/prospectus and should also consult with the holder's attorney. The failure of a holder of Roanoke Gas common stock to follow precisely procedures summarized above, and set forth in Attachment C, may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of Roanoke Gas common stock, except as indicated above or otherwise required by law.


      In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's Roanoke Gas common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "Federal Income Tax Consequences."


                             MANAGEMENT OF RESOURCES

      The Articles of Resources divide Resources' Board of Directors into three classes in the same manner as the Board of Roanoke Gas, with directors in each class generally being elected for a three-year term. Resources' Bylaws permit its Board of Directors to fix from time to time the number of directors in a range of seven to eleven. Resources' Board of Directors currently is comprised of the same persons who serve on Roanoke Gas' Board of Directors. These same individuals will continue as directors of Resources and Roanoke Gas after the reorganization.

      Similarly, the current officers of Roanoke Gas also serve as the officers of Resources and will continue as officers of Roanoke Gas and Resources after the reorganization.

      For further information concerning persons who are directors and officers of Resources, see "Proposal 2: Election of Directors of Roanoke Gas" and "Security Ownership of Management" in this proxy statement/prospectus and "Executive Officers of the Registrant" following Part I of the Roanoke Gas Company's Annual Report on Form 10-K for the year ended September 30, 1998, which is incorporated by reference herein.


                                  LEGAL OPINION

      The validity of the shares of Resources common stock to be issued in the merger will be passed upon by Woods, Rogers & Hazlegrove, P.L.C., counsel to Roanoke Gas and Resources, 10 South Jefferson Street, Suite 1400, Roanoke, Virginia 24011. Wilbur L. Hazlegrove, a director of Roanoke Gas and Resources, is Of Counsel to Woods, Rogers & Hazlegrove, P.L.C. The principals of the firm of Woods, Rogers & Hazlegrove, P.L.C. beneficially owned, as of November 30, 1998, approximately 62,000 shares of Roanoke Gas common stock.

                                     EXPERTS

      The 1998 consolidated financial statements incorporated in this proxy statement/prospectus by reference from the Roanoke Gas Company's Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Roanoke Gas Company and subsidiaries as of September 30, 1997 and for each of the years in the two-year period ended September 30, 1997, have been included and incorporated by reference in this Prospectus and elsewhere in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      See "Independent Public Accountants" below.

      The Board of Directors of Roanoke Gas has unanimously approved the holding company reorganization, adopted the agreement, and believes the reorganization to be in the best interests of Roanoke Gas and its shareholders, and recommends that the holders of Roanoke Gas common stock vote "FOR" Proposal 1 at the Annual Meeting.

                                   PROPOSAL 2

                      ELECTION OF DIRECTORS OF ROANOKE GAS

      Increasingly in recent years, officers of the Roanoke Gas have been approached by others to open discussions for acquisition of Roanoke Gas. The Board of Directors does not believe that it is obligated to shareholders to sell, hold out for sale or engage in discussions for sale of Roanoke Gas and has formally acted to direct officers and individual directors to advise those who may propose acquisition or discussions for acquisition that Roanoke Gas is not now for sale under any arrangement requiring Board approval.

      Roanoke Gas' Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class B directors expires at the 1999 Annual Meeting. The terms of the Class C and Class A directors will expire in 2000 and 2001, respectively.

      There are three management nominees for Class B directors: Lynn D. Avis,
J. Allen Layman and Thomas L. Robertson. All nominees currently serve on the Board and are standing for reelection.

      Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee shall unexpectedly be unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation or employment and employment during the past five years and the office, if any, held with Roanoke Gas are set forth below opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees.

      The Board of Directors recommends a vote "FOR" each of the nominees for Class B Director.



                              Year In                                                                              Year in
                               Which                                                                            Which Director
                           First Elected                                                                       Assumed Principal
Name and Age                As Director                    Principal Occupation                                   Occupation
NOMINEES FOR DIRECTOR

CLASS B DIRECTORS (Serving until 2002 Annual Meeting)

Lynn D. Avis                     1986         President, Avis Construction Co., Inc. (Construction company)           1977
    Age 64

J. Allen Layman                  1991         President and Chief Executive Officer, R&B Communications,              1990
    Age 46                                    Inc.(Telecommunications)

Thomas L. Robertson              1986         President and Chief Executive Officer, Carilion Health System           1986
    Age 55                                    and Carilion Medical Center; Director, Roanoke Electric Steel
                                              Corporation, 1992


                                       32


DIRECTORS CONTINUING IN OFFICE

CLASS C DIRECTORS (Serving until 2000 Annual Meeting)

Frank T. Ellett                  1983         President, Virginia Truck Center, Inc. (Sale, lease and service of      1981
    Age 60                                    heavy trucks)

F. A. Farmer, Jr.                1979         Chairman of the Board of Directors of Roanoke Gas since January         1996
    Age 66                                    1996; President and Chief Executive Officer of Roanoke Gas,
                                              January 1991 to February 1998

W. L. Hazlegrove                 1979         Of Counsel, law firm of Woods, Rogers & Hazlegrove, P.L.C.;             1954
    Age 69                                    Vice President and General Counsel of Roanoke Gas, 1984-1994

CLASS A DIRECTORS (Serving until 2001 Annual Meeting)

Abney S. Boxley, III             1994         President, W. W. Boxley Co. (Crushed stone supplier); Director,         1988
    Age 40                                    Valley Financial Corporation, 1994

S. Frank Smith                   1990         Vice President, Coastal Coal Co., LLC (Marketers and sellers of         1986
    Age 50                                    coal)

John B. Williamson, III          1993         President and CEO of Roanoke Gas; Vice President-Rates                  1998
    Age 44                                    and Finance, January 1993 to February 1998; Director
                                              of Rates and Finance, April 1992 to January 1993




                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of January 20, 1999, certain information regarding the beneficial ownership of the common stock of Roanoke Gas by each director, nominee and named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of Roanoke Gas common stock shown as beneficially owned by them.


                                  Shares of Common
   Name of                      Stock Beneficially Owned

Beneficial Owner                  As of 1/20/99(1)         Percent of Class

Lynn D. Avis                           9,161                      .5%
Abney S. Boxley, III                   4,392                      .2%
Frank T. Ellett                        6,539                      .4%
Frank A. Farmer, Jr.                 42,535(2)                   2.4%
Wilbur L. Hazlegrove                 35,966(3)                     2%
J. Allen Layman                        5,293                      .3%
Thomas L. Robertson                    6,108                      .3%
S. Frank Smith                         6,328                      .4%
John B. Williamson, III              12,219(4)                    .7%
All Directors and Executive         147,595(5)                   8.2%
  Officers as a Group (12
  persons)


   ----------------------

(1) Includes restricted shares purchased by directors under the Restricted Stock Plan For Outside Directors.
(2) Includes 9,405 shares owned by spouse.
(3) Includes 11,144 shares owned by spouse.
(4) Includes 10,000 shares which Mr. Williamson has the right to acquire through the exercise of stock options.
(5) Includes an aggregate of 25,000 shares which executive officers have the right to acquire through the exercise of stock options.



                        BOARD OF DIRECTORS AND COMMITTEES

Audit Committee

      The Audit Committee of the Board of Directors, composed of Messrs. Boxley, Ellett, Layman, Robertson and Smith, meets at least annually with Roanoke Gas' chief financial officer, the independent auditors of Roanoke Gas, and certain appropriate officers of Roanoke Gas. The basic functions of this Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and recommending the selection of Roanoke Gas' independent auditors. The Audit Committee met three times during the 1998 fiscal year.

Executive and Nominating Committee

      The Executive and Nominating Committee of the Board of Directors, which is composed of Messrs. Avis, Hazlegrove, Ellett and Layman, is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. Thus, in the absence of nominations by the Board of Directors, this Committee may nominate persons as management's nominees for election to the Board of Directors by the shareholders at Roanoke Gas' annual meeting. The Board of Directors does not have a standing nominating committee as such.

Compensation Committee

      The Compensation Committee of the Board of Directors is composed of Messrs. Avis, Boxley, Ellett, Layman and Smith. This Committee meets as necessary to consider and make recommendations to the Board of Directors concerning the salaries of the Chief Executive Officer, Chief Operating Officer, Secretary/Treasurer, Vice President - Marketing, and Assistant Vice President - Human Resources of Roanoke Gas. This Committee met one time during the 1998 fiscal year.

Meetings of the Board and Committees

      The Board of Directors met twelve times during the 1998 fiscal year. With the exception of Mr. Robertson, the incumbent members of the Board attended in fiscal year 1998, at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which they served. The Board held three Audit Committee meetings and one Compensation Committee Meeting. Specifically, all Board members attended all meetings, with the following exceptions:

      o     Mr. Robertson missed five Board meetings and two committee meetings.

      o     Mr. Hazlegrove missed three Board meetings.

      o     Mr. Layman missed two Board meetings.

      o     Mr. Smith missed one Board meeting and one committee meeting.

      o     Mr. Boxley missed one Board meeting.


                             EXECUTIVE COMPENSATION

      The following table contains information with respect to the individual compensation of the following officers for services in all capacities to Roanoke Gas and its subsidiaries for the fiscal years ended September 30, 1998, 1997 and 1996. On February 1, 1998, Mr. Farmer retired as President and Chief Executive Officer of Roanoke Gas. On that date, Mr. Williamson became President and Chief Executive Officer of Roanoke Gas and Mr. Pendleton became Executive Vice President and Chief Operating Officer of Roanoke Gas.

                           Summary Compensation Table

                                                                        Long-Term
                                          Annual Compensation          Compensation
                                     ------------------------------  ----------------
    Name and                                                                Awards           All Other
    Principal Position         Year       Salary($)       Bonus($)(1)     Options/SARs     Compensation($)(2)
------------------------- ---------- --------------  --------------  ---------------- --------------------

Frank A. Farmer, Jr.         1998          119,022          15,000           0               1,637
   President and Chief       1997          169,875          20,000        8,000              7,965
   Executive Officer until   1996          158,858          11,000        5,000              5,089
   February 1, 1998

John B. Williamson, III      1998          111,164           7,500        3,500              4,974
   President and Chief       1997           82,773          10,000        4,000              3,888
   Executive Officer as of   1996           78,935           5,000        2,500              2,515
   February 1, 1998




                                       35





Arthur L. Pendleton          1998          100,332           7,500        1,500              4,519
   Senior Vice President     1997           82,248          10,000        4,000              3,863
   & Chief Operating         1996           79,734           5,000        2,500              2,535
   Officer


-----------------
(1) Bonus paid in current year for previous year's performance.
(2) Consists entirely of Roanoke Gas' contribution under the Employees' 401(k) Plan.



                                          Option Grants in Last Fiscal Year

                                               Individual Grants
                       ------------------------------------------------------------------   Potential Realizable
                                    % of Total                                              Value(1) at Assumed
                        Number of     Options                      Market                     Annual Rates of
                        Securities  Granted to      Exercise      Price on                      Stock Price
                        Underlying   Employees      or Base        Date of                    Appreciation for
                         Options     in Fiscal       Price          Grant     Expiration        Option Term
                                                                                          ------------------------
Name                    Granted (#)    Year       ($/Share)(2)    ($/Share)      Date        5%($)       10%($)
---------------------- ------------------------- -------------- ------------------------- ----------- ------------
John B. Williamson, III   3,500        22.6%        $20.625        $20.625     01/05/08      117,600      187,250
Arthur L. Pendleton       1,500         9.7%        $20.625        $20.625     01/05/08       50,400       80,250


--------------------

(1)The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of Roanoke Gas' stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. Roanoke Gas did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2)The exercise price of the options granted is equal to the closing sales price of Roanoke Gas common stock on the Nasdaq National Market on the date of grant. Options generally expire ten years from the date of grant.



                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values
                                                                                       Value of
                                                                Number of             Unexercised
                          Shares                               Unexercised           in-the-money
                       Acquired on          Value           Options at fiscal      options at fiscal
Name                   Exercise (#)      Realized ($)         year-end (#)           year-end ($)
-------------------   --------------    --------------    ---------------------  ---------------------
                                                              Exercisable/           Exercisable/
                                                              Unexercisable          Unexercisable
                                                          ---------------------  ---------------------
Frank A. Farmer, Jr.      13,000            31,250                 0/0                    0/0




Retirement Plan

      Roanoke Gas has in effect a noncontributory Retirement Plan. The costs of benefits under the Plan, which are borne by Roanoke Gas, are computed actuarially and defrayed by earnings from the Plan's investments and/or annual contributions of Roanoke Gas. The Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant's accrued benefit as of December 31, 1988 under the formula then in effect or (b) one-twelfth of (1) plus (2) minus (3) as follows:

      (1) 1.2% of the participant's average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

      (2) .65% of the participant's average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant's assumed working lifetime) multiplied by years of credited service up to thirty years, and

      (3) the participant's balance, if any, from Roanoke Gas' former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years' service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to Roanoke Gas and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan.

      At age 65, for Plan purposes, Mr. Williamson and Mr. Pendleton will have 28 and 37 credited years of service, respectively. Upon his retirement on February 1, 1998, Mr. Farmer, at age 65, had 34 credited years of service.

      The compensation covered by the Plan includes the total of all amounts paid to a participant by Roanoke Gas for personal services reported on the participant's federal income tax withholding statement (Form W-2), up to certain statutory limits. For 1998, these earnings are limited to $160,000. This limit is indexed for cost of living after 1994.


                                        Estimated Annual Pension For
                                 Representative Years of Credited Service(1)
                         -----------------------------------------------------------
Highest Sixty Months
Average Compensation        15          20           25           30          35
--------------------        ==          ==           ==           ==          ==

     $125,000           $ 31,800     $42,400     $ 52,900     $ 63,500     $63,500
      150,000             38,700      51,600       64,500       77,400      77,400
      175,000             39,300      52,300       65,400       78,500      78,500
      200,000             39,300      52,300       65,400       78,500      78,500

-----------------

(1) The benefit amounts assume the employee is retiring at normal retirement age (age 65). The benefit amounts listed in the table are computed as a straight life annuity. No offset to pension benefits due to the Profit-Sharing Plan (which has been converted into the 401(k) Plan) is reflected. Benefits are not reduced by Social Security.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS


      The Compensation Committee, which is made up of five members of the Board of Directors who are not officers or employees of Roanoke Gas, is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of Roanoke Gas, including the Chief Executive Officer.

      In fiscal 1998, annual salary continued to be the primary component of compensation for executive officers of Roanoke Gas. This is based in large part on concern that external factors beyond the control of Roanoke Gas executives, such as weather and regulatory decisions, may have a significant impact on corporate performance.


      The Compensation Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including their accomplishments, level of responsibility and experience and the relationship of such salaries to the salaries of other Roanoke Gas managers and employees. In this regard, the Compensation Committee reviews the Chief Executive Officer's recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the American Gas Association. Such other companies are included in (but do not solely comprise) both of the peer indices reflected in the Performance Graph below. The Compensation Committee also considers overall corporate performance, customer service and satisfaction, relationships with regulatory agencies and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

      Under Roanoke Gas' Stock Bonus Plan, the Compensation Committee approved the payment in fiscal 1998 of bonuses to the Chief Executive Officer and other executive officers of Roanoke Gas for outstanding performance during the fiscal year 1997. The Stock Bonus Plan is intended to allow the Board of Directors to award individual or collective superior performance that has resulted in enhanced shareholder value or returns and to encourage increased ownership of Roanoke Gas common stock by officers and management. The Stock Bonus Plan is administered by the Compensation Committee, which considers recommendations from Roanoke Gas' President. Roanoke Gas' bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers of Roanoke Gas are encouraged to own a position in Roanoke Gas common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Compensation Committee, receive no less than 50% of any performance bonus in the form of Roanoke Gas common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year-end. Bonus award determinations under the Stock Bonus Plan for performance in the 1997 fiscal year were based on the performance of Roanoke Gas, combined with an analysis of the individual contributions of officers receiving the bonuses to the overall performance of Roanoke Gas.

      Roanoke Gas adopted a Key Employee stock option plan, which became effective January 1996. The Plan is intended to provide Roanoke Gas' executive officers with long-term (ten-year) incentives and rewards tied to the price of Roanoke Gas common stock. The Compensation Committee believes that stock options will assist Roanoke Gas in attracting, maintaining and motivating officers and other key employees of Roanoke Gas, upon whose judgment, initiative and efforts Roanoke Gas depends, by providing such persons with the opportunity to acquire an equity interest in Roanoke Gas. Stock options are used to provide executive officers additional incentive to use their best efforts and superior performances to promote the best interest of Roanoke Gas and the shareholders.

      In making its recommendation regarding Mr. Williamson's 1998 compensation as the Chief Executive Officer, the Compensation Committee considered all of the criteria above. Specific consideration also was given to Mr. Williamson's efforts toward cost containment, Roanoke Gas' improved earnings and shareholder and customer growth in the preceding fiscal year. During 1998, Mr. Williamson received a bonus of $7,500, which he elected to take in Roanoke Gas common stock, for his performance during the fiscal year 1997. The amount of the bonus was determined based upon Mr. Williamson's success during 1997 in monitoring operational and capital budgets for maximum cost efficiency. The control of costs, operational and financing, resulted in improved earnings for Roanoke Gas. Mr. Williamson also received during fiscal 1998 an option under the Key Employee Stock Option Plan to purchase 3,500 shares of Roanoke Gas common stock. The number of shares subject to the option was established based on the Compensation Committee's determination that 3,500 option shares provided a reasonable additional incentive for the Chief Executive Officer to place added emphasis on enhancing share value through management practices while being generally moderate in the total grant.

      Mr. Farmer retired as Chief Executive Officer of Roanoke Gas on February 1, 1998. Mr. Farmer's fiscal 1998 compensation as Chief Executive prior to his retirement was a continuation of his salary for fiscal 1997, which originally was based on his performance in fiscal 1996. Mr. Farmer received a bonus of $15,000 in fiscal 1998, for performance in fiscal 1997. The amount of the bonus was based upon Roanoke Gas' improved earnings and significant customer growth under Mr. Farmer's leadership in fiscal 1997.


                 Submitted by the Compensation Committee of the
                       Board of Directors of Roanoke Gas:

              Lynn D. Avis, Abney S. Boxley, III, Frank T. Ellett,
                        J. Allen Layman, S. Frank Smith

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      John B. Williamson, III, President and Chief Executive Officer of Roanoke Gas, serves as a director of R & B Communications, Inc. J. Allen Layman, who is a director of Roanoke Gas and serves on the Compensation Committee of the Board of Directors of Roanoke Gas, is President and Chief Executive Officer of R & B Communications, Inc.


                                PERFORMANCE GRAPH


      The following graph compares the yearly percentage change and the cumulative total of shareholder return on Roanoke Gas common stock with the cumulative return on the Standard and Poor's Utilities Index and the Edward Jones Natural Gas Distribution Index for the five-year period commencing on September 30, 1993 and ending on September 30, 1998. These comparisons assume the investment of $100 in Roanoke Gas common stock and each of the indices on September 30, 1993 and the reinvestment of dividends.


[PERFORMANCE GRAPHIC APPEARS HERE]






-------------------------------------------------------------------------------------------
                                1993      1994      1995      1996      1997       1998
-------------------------------------------------------------------------------------------
Roanoke Gas Comapny             $100       115       106      129        141       161
-------------------------------------------------------------------------------------------
S&P Utilities                   $100       87        111      119        136       177
-------------------------------------------------------------------------------------------
Edward Jones Natural Gas
Distribution Index              $100       87        98       117        134       150
-------------------------------------------------------------------------------------------


                          TRANSACTIONS WITH MANAGEMENT

      The law firm of Woods, Rogers & Hazlegrove, P.L.C., of which W. L. Hazlegrove, a director of Roanoke Gas, is Of Counsel, rendered legal services to Roanoke Gas during fiscal 1998, and it is anticipated that similar legal services will be provided by that firm to Roanoke Gas in fiscal 1999.


      Effective February 1, 1998, Frank A. Farmer, Jr., retired President and Chief Executive Officer of Roanoke Gas, entered into an agreement to provide consulting services to Roanoke Gas. Under the agreement, Mr. Farmer will serve as Chairman of the Board of Directors of Roanoke Gas and perform such duties and responsibilities as may be assigned to him by the Board. During the term of the agreement, Mr. Farmer will not accept engagements for compensation by any party that is in competition or could reasonably expect to be in competition with Roanoke Gas. The consulting agreement provides that Roanoke Gas will pay Mr. Farmer annual compensation in the amount of $82,500. The consulting agreement, by its terms, terminates on January 31, 1999, unless it is extended. The agreement also may be terminated in the event of disability of Mr. Farmer which renders him unable to provide services as contemplated under the agreement, or for just case.



                            REMUNERATION OF DIRECTORS

      Directors are compensated $6,000 per year in addition to receiving fees for meetings of Roanoke Gas' Board of Directors and of Committees of the Board which they attend. Mr. Farmer and Mr. Williamson are not compensated for attendance at Board and Committee meetings and do not receive $6,000 per year for service as a Board member. The schedule of fees paid to directors for each such meeting attended is as follows:

            Board of Directors                    $ 400
            Executive and Nominating Committee    $ 400
            Audit Committee                       $ 400
            Compensation Committee                $ 400

      However, the fee for any Committee meetings held the same day as a Board meeting is $250.

Restricted Stock Plan for Outside Directors

      The Board of Directors of Roanoke Gas implemented the Roanoke Gas Company Restricted Stock Plan for Outside Directors effective January 27, 1997. The Plan is applicable to not more than 50,000 shares of Roanoke Gas common stock.


      Under the plan, a minimum of 40% of the monthly retainer fee paid to each nonemployee director of Roanoke Gas is paid in restricted shares of common stock. The number of shares of restricted stock is calculated each month based on the closing sales price of Roanoke Gas common stock on the Nasdaq National Market on the first day of the month, if the first day of the month is a trading day, or if not, the first trading day prior to the first day of the month. Beginning in fiscal 1998, a participant could, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in restricted stock. Such election cannot be revoked or amended during the fiscal year.

      The shares of restricted stock of Roanoke Gas issued under the plan will vest only in the case of a participant's death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Roanoke Gas. There is no option to take cash in lieu of stock upon vesting of shares under the plan. The restricted stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of the plan. At the time the restricted stock vests, a certificate for vested shares will be delivered to the participant or the participant's beneficiary.

      The shares of restricted stock will be forfeited to Roanoke Gas by a participant's voluntary resignation during his term on the Board or removal for cause as a director.

      Subject to the terms of the plan, a participant, as owner of the restricted stock, has all rights of a shareholder, including but not limited to, voting rights, the right to receive cash or stock dividends, and the right to participate in any capital adjustment of Roanoke Gas. Roanoke Gas requires that all dividends or other distributions paid on shares of restricted stock be automatically sequestered and reinvested on an immediate or deferred basis in additional restricted stock.

      All directors, except Mr. Farmer and Mr. Williamson, who do not qualify as outside directors, participated in the plan in fiscal 1998. The directors received, in the aggregate, 422.782 shares of restricted stock in fiscal 1998, valued at approximately $8,244. This value was calculated using the closing price of $19.50 per share of Roanoke Gas common stock on September 30, 1998.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Roanoke Gas' executive officers and directors, and any persons who own more than 10% of Roanoke Gas' common stock, to file reports of ownership and changes in ownership of Roanoke Gas common stock with the SEC. Based on its review of the copies of such forms furnished to it and written representations from certain reporting persons that no other reports are required, Roanoke Gas believes that in fiscal 1998 one report for one transaction was filed late by John S. D'Orazio and one report for two transactions was filed late by Frank A. Farmer.


                         INDEPENDENT PUBLIC ACCOUNTANTS


     At its meeting on July 28, 1997, the Board of Directors of Roanoke Gas, upon recommendation of the Audit Committee, appointed Deloitte & Touche LLP as independent accountants to audit the financial statements of Roanoke Gas and its subsidiaries for the years ending September 30, 1998, 1999 and 2000. KPMG LLP previously had served as Roanoke Gas' certifying accountants since 1990. The Board of Directors solicited competitive bids from accountants interested in serving as Roanoke Gas' auditor. From the bids received, the Audit Committee recommended Deloitte & Touche LLP to the Board of Directors. KPMG received notification on July 30, 1997 that their appointment as principal accountants would be terminated upon completion of the 1997 audit. KPMG's engagement terminated effective December 19, 1997.

      KPMG's auditors' reports on Roanoke Gas' financial statements for the two fiscal years ended September 30, 1997, contained no adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During Roanoke Gas' fiscal years ending September 30, 1997 and 1996 and during the subsequent interim period through December 19, 1997, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused it to make a reference to the subject matter of the disagreement in its auditors' reports.

                                  OTHER MATTERS


      Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors. However, if any other matters properly come before the meeting, proxies received under this solicitation will be voted thereon in the discretion of the proxyholder.



                              SHAREHOLDER PROPOSALS

      If the reorganization is consummated, shareholder proposals intended for inclusion in the 2000 Proxy Statement of Resources should be sent to the Secretary of Resources at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, and must be received by August 13, 1999.


      Resources' Bylaws limit the business to be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources. Proposals not meeting the requirements of the Bylaws will not be entertained at a shareholder's meeting.

      If the reorganization is not consummated, shareholder proposals intended for inclusion in the 2000 Proxy Statement of Roanoke Gas should be sent to the Secretary of Roanoke Gas at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, and must be received by August 13, 1999. If the reorganization is not consummated, Roanoke Gas' proxies shall have discretionary authority to vote on any shareholder proposal presented at the 2000 Annual Meeting by means other than inclusion in Roanoke Gas' proxy statement if Roanoke Gas has not received written notice of such proposal on or before October 27, 1999.


      See the discussion under "Certain Differences in Rights of Roanoke Gas and Resources Shareholders -- Shareholders Proposals" in this proxy statement/prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

      Roanoke Gas (File No. 0-367) files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Roanoke Gas files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Roanoke Gas public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Roanoke Gas may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006-1506. Roanoke Gas common stock is included for quotation on the Nasdaq National Market under the symbol "RGCO."

      Resources has filed the Registration Statement to register with the SEC the shares of Resources common stock to be issued to Roanoke Gas shareholders in the merger. This proxy statement/prospectus is a part of the Registration Statement and constitutes a prospectus of Resources and a proxy statement of Roanoke Gas for the Annual Shareholders Meeting.

      As allowed by SEC rules, this proxy statement/prospectus does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

      The SEC allows Roanoke Gas to "incorporate by reference" information into this proxy statement/prospectus, which means that Roanoke Gas can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus.

      This proxy statement/prospectus incorporates by reference the Roanoke Gas Annual Report on Form 10-K for the year ended September 30, 1998, which has previously been filed with the SEC. The 1998 Annual Report to Shareholders of Roanoke Gas, which is being delivered with this proxy statement/prospectus, also is incorporated by reference in this proxy statement/prospectus. These documents contain important information about Roanoke Gas and its financial condition.

      Roanoke Gas also incorporates by reference into this proxy statement/prospectus any additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the Annual Meeting. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

      If you are a shareholder of Roanoke Gas, you can obtain the documents incorporated by reference from Roanoke Gas or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Roanoke Gas without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Shareholders may obtain exhibits not specifically incorporated into the proxy statement/prospectus from Roanoke Gas upon payment of a reasonable fee which shall be limited to our reasonable expenses in furnishing such exhibit. Shareholders of Roanoke Gas may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Roanoke Gas at the following address: Roanoke Gas Company, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, Attention: Roger
L. Baumgardner.

      If you would like to request documents from Roanoke Gas, please do so by March 24, 1999, to receive them before the Annual Meeting. If you request any incorporated documents from us, we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.


      You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the Roanoke Gas Annual Meeting. Roanoke Gas and Resources have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 5, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Resources' securities in the merger shall create any implication to the contrary.


                           ------------------------


      Please indicate how you want to vote, and sign date and mail the enclosed proxy promptly in the enclosed postage-paid envelope.


                                          ROANOKE GAS COMPANY



                                          JOHN B. WILLIAMSON, III
                                          President and Chief Executive Officer

February 5, 1999

                                                                      Appendix A


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made as of September 28, 1998, by and among ROANOKE GAS COMPANY, a Virginia public service corporation ("Roanoke Gas"), RGC ACQUISITION CORP., a Virginia corporation ("Acquisition"), RGC RESOURCES, INC., a Virginia corporation ("Resources"), DIVERSIFIED ENERGY COMPANY, a Virginia corporation ("Diversified"), BLUEFIELD GAS COMPANY, a West Virginia public service corporation ("Bluefield"), and COMMONWEALTH PUBLIC SERVICE CORPORATION, a Virginia public service corporation ("Commonwealth"), provides as follows:

                                    RECITALS:

        A. Roanoke Gas has authorized capital stock consisting of 3,000,000 shares of common stock, $5.00 par value per share ("Roanoke Gas Common Stock"), of which 1,794,416 shares are issued and outstanding; and

        B. Acquisition has authorized capital stock consisting of 5,000 shares of common stock ("Acquisition Common Stock"), no par value per share, of which 10 shares are issued and outstanding and owned beneficially and of record by Resources; and

        C. Resources has authorized capital stock consisting of 10,000,000 shares of common stock, $5.00 par value per share ("Resources Common Stock"), of which 10 shares are issued and outstanding and owned beneficially and of record by Roanoke Gas, and 5,000,000 shares of Preferred Stock, no par value per share, none of which have been issued; and

        D. Diversified has authorized capital stock consisting of 15,000 shares of common stock, $10 par value per share ("Diversified Common Stock"), of which 11,000 shares are issued and outstanding and owned beneficially and of record by Roanoke Gas; and

        E. Bluefield has authorized capital stock consisting of 250,000 shares of common stock, $0.20 par value per share ("Bluefield Common Stock"), of which 247,520 shares are issued and outstanding and owned beneficially and of record by Roanoke Gas; and

        F. Commonwealth has authorized capital stock consisting of 500 shares of common stock, $100.00 par value per share ("Commonwealth Common Stock"), of which 5 shares are issued and outstanding and owned beneficially and of record by Bluefield; and

        G. The Boards of Directors of Roanoke Gas, Acquisition and Resources deem it advisable to merge Acquisition with and into Roanoke Gas in accordance with the Virginia Stock Corporation Act ("Virginia Stock Corporation Act") and this Agreement for the purpose of establishing Resources as the parent corporation of Roanoke Gas; and

        H. The Boards of Directors of the parties hereto deem it advisable to undertake the other reorganization matters set forth herein.

                                   AGREEMENT:

        NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) Roanoke Gas shall be merged with and into Acquisition (the "Merger"), (ii) Roanoke Gas shall be the corporation surviving the Merger, (iii) Commonwealth shall become a wholly owned subsidiary of and then be merged into, Roanoke Gas, (iv) Bluefield and Diversified shall each become wholly owned subsidiaries of Resources and (v) the terms and conditions of the Merger and the other reorganization matters, the mode of carrying them into effect, the manner of converting, exchanging and/or transferring shares of capital stock of the parties hereto and other matters relating thereto shall be as follows:


                                    ARTICLE 1
                                   THE MERGER

        1.1 Articles of Merger. Subject to and in accordance with the provisions of this Agreement, in the event this Agreement and Plan of Merger and Reorganization is approved by the stockholders of Roanoke Gas in accordance with the Virginia Stock Corporation Act, Articles of Merger of Roanoke Gas shall be delivered to the Clerk's Office of the Virginia State Corporation Commission for filing, all as provided by the Virginia Stock Corporation Act.

        1.2 Effective Time. The Merger shall become effective at the time of filing on the date on which the Articles of Merger are filed with the Clerk's Office of the Virginia State Corporation Commission, as contemplated by Section
1.1 above, unless otherwise specified in such Articles of Merger (the "Effective Time"). At the Effective Time, the separate existence of Acquisition shall cease and Acquisition shall be merged with and into Roanoke Gas, which shall continue its corporate existence as the surviving corporation (Roanoke Gas and Acquisition being sometimes referred to herein as the "Constituent Corporations" and Roanoke Gas, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). Roanoke Gas shall succeed, without other transfer, to all the rights and property of Acquisition and shall be subject to all the debts and liabilities of Acquisition in the same manner as if Roanoke Gas had itself incurred them. All rights of creditors and all liens upon the property of each of Roanoke Gas and Acquisition shall be preserved unimpaired.

        1.3 Appropriate Actions. Prior to and after the Effective Time, Resources, Roanoke Gas and Acquisition, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In this connection, Resources shall issue and pay the shares of Resources Common Stock into which outstanding shares of Roanoke Gas Common Stock will be converted on the basis and to the extent provided in Article 2 of this Agreement, and shall take such other actions as are necessary to fulfill Resources' obligations hereunder, including, without limitation, those specified in Article 6 of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.


                                    ARTICLE 2
                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

        2.1 Roanoke Gas Common Stock. At the Effective Time, shares of Roanoke Gas Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into shares of Resources Common Stock, at the ratio of one share of Resources Common Stock for each one share of Roanoke Gas Common Stock, and such Resources Common Stock shall thereupon be issued and fully-paid and non-assessable; provided, however, that such conversion shall not affect shares of holders, if any, who perfect their rights as dissenting stockholders under the Virginia Stock Corporation Act with respect to such shares.

        2.2 Acquisition Shares. The shares of Acquisition Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of Acquisition Common Stock immediately prior to the Effective Time.

        2.3 Resources Shares. Each share of Resources Common Stock issued and outstanding immediately prior to the Merger shall be canceled.


                                    ARTICLE 3
                      ARTICLES OF INCORPORATION AND BYLAWS

        3.1 Roanoke Gas Articles. From and after the Effective Time, and until thereafter amended as provided by law, the Articles of Incorporation of Roanoke Gas as in effect immediately prior to the Merger shall be and continue to be the Articles of Incorporation of the Surviving Corporation.

        3.2 Roanoke Gas By-Laws. From and after the Effective Time, and until thereafter amended as provided by law, the By-Laws of Roanoke Gas as in effect immediately prior to the Merger shall be and continue to be the By-Laws of the Surviving Corporation.

        3.3 Resources Articles and Bylaws. From and after the Effective Time, and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Resources as in effect immediately prior to the Merger shall be and continue unchanged to be the Articles of Incorporation and By-Laws of Resources.


                                    ARTICLE 4
                             DIRECTORS AND OFFICERS

        4.1 Roanoke Gas Directors and Officers. The persons who are directors and officers of Roanoke Gas immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

        4.2 Resources Directors and Officers. The persons who are directors and officers of Resources immediately prior to the Merger shall continue as directors and officers, respectively, of Resources and shall continue to hold office as provided in the Articles of Incorporation and Bylaws of Resources. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of Resources, such vacancy may be filled in the manner provided in the Articles of Incorporation and Bylaws of Resources.


                                    ARTICLE 5
                               STOCK CERTIFICATES

        5.1 Rights of Holders of Certificates. Following the Effective Time, certificates representing shares of Roanoke Gas Common Stock outstanding at the Effective Time (herein sometimes referred to as "Roanoke Gas Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the shares of Resources Common Stock into which such shares of Roanoke Gas Common Stock were converted in accordance with Section
2.1. At the Effective Time, Resources shall issue and deliver, or cause to be issued and delivered, to the transfer agent for Resources (the "Transfer Agent") certificates representing whole shares of Resources Stock into which outstanding shares of Roanoke Gas Stock have been converted as provided above. As promptly as practicable following the Effective Time, Resources shall send or cause to be sent to each former stockholder of record of Roanoke Gas immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Roanoke Gas Certificates to the Transfer Agent. Upon the proper surrender and delivery to the Transfer Agent (in accordance with Resources' instructions, and accompanied by a properly completed Transmittal Letter) by a former stockholder of Roanoke Gas of such stockholder's Roanoke Gas Certificate(s), and in exchange therefor, the Transfer Agent shall as soon as practicable, issue, register and deliver to such stockholder a certificate evidencing the number of shares of Resources Stock to which such stockholder is entitled pursuant to Section 2.1 above.

        5.2 Outstanding Certificates. Each outstanding certificate which, prior to the Effective Time, represented Roanoke Gas Common Stock shall be deemed for all corporate purposes to represent only the right to receive the number of shares of Resources Common Stock into which such Roanoke Gas Common Stock was converted.

        5.3 Stock Transfer Books. The stock transfer books for Roanoke Gas Common Stock shall be deemed to be closed at the Effective Time and no transfer of shares of Roanoke Gas Common Stock outstanding prior to the Effective Time shall thereafter be made on such books. As of the Effective Time, Resources shall establish a stock register reflecting ownership of Resources Common Stock by former holders of record of Roanoke Gas Common Stock.

        5.4 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing Roanoke Gas Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the Resources Common Stock into which their shares of Roanoke Gas Common Stock shall have been converted by the Merger, subject to the rights of any dissenting stockholders who perfect dissenters' rights under Article 13 of the Virginia Stock Corporation Act.

        5.5 Unsurrendered Certificates. Subject to Section 5.6 below, no Resources Common Stock certificate shall be delivered to any former stockholder of Roanoke Gas unless and until such stockholder shall have properly surrendered to the Transfer Agent the Roanoke Gas Certificate(s) formerly representing his or her shares of Roanoke Gas Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the stockholder by Resources for that purpose. Further, until such Roanoke Gas Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of Resources Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Roanoke Gas Certificate(s). However, subject to prior escheatment under applicable law, upon the proper surrender of such Roanoke Gas Certificate(s), the Transfer Agent shall pay to the registered holder of the shares of Resources Stock represented by such Roanoke Gas Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither Resources, Roanoke Gas nor the Transfer Agent shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment.

        5.6 Lost, etc., Certificates. Any stockholder of Roanoke Gas whose certificate evidencing shares of Roanoke Gas Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of Resources Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Transfer Agent or Resources (including, without limitation, a requirement that the stockholder provide a lost instruments indemnity or surety bond in form, in substance and amount satisfactory to the Transfer Agent and Resources).

                                    ARTICLE 6
                             ROANOKE GAS STOCK PLANS

        Roanoke Gas and Resources shall take all actions required to provide that, from and after the Effective Time, all director, officer, employee, customer and other plans of Roanoke Gas or its affiliates, to the extent they directly or indirectly utilize Roanoke Gas Common Stock, shall utilize Resources Common Stock instead of Roanoke Gas Common Stock.


                                    ARTICLE 7
                            CONDITIONS OF THE MERGER

        Completion of the Merger is subject to the satisfaction of the following conditions:

        7.1 Stockholder Approval. The principal terms of this Agreement shall have been approved by such holders of capital stock of the parties hereto as is required by the Virginia Stock Corporation Act.

        7.2 Resources Common Stock Listed. All conditions for the listing on the NASDAQ National Market as of the Effective Time of the Resources Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been satisfied.

        7.3 Regulatory Approvals. All necessary orders, consents, authorization, approvals or waivers from the Securities and Exchange Commission, the Virginia State Corporation Commission and all other regulatory bodies, boards or agencies, or from other third parties, shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Roanoke Gas, unacceptable conditions.


                                    ARTICLE 8
                       TRANSFER AND MERGER OF COMMONWEALTH

        8.1 Dividend. Bluefield, as the holder of all of the Commonwealth Common Stock, shall pay declares a non-cash dividend of all of the Commonwealth Common Stock to its parent corporation, Roanoke Gas (the "Commonwealth Shares Dividend"). The Commonwealth Shares Dividend shall, subject to receipt of all required regulatory approvals, be paid at the Effective Time immediately following the consummation of the Merger.

        8.2 Commonwealth Merger. Immediately following the payment of the Commonwealth Shares Dividend, Commonwealth shall be merged with and into its parent, Roanoke Gas (the "Commonwealth Merger"), pursuant to the Articles of Merger attached hereto as Exhibit 1.


                                    ARTICLE 9
                      TRANSFER OF DIVERSIFIED AND BLUEFIELD

        9.1 Dividend. Roanoke Gas, as the holder of all of the Diversified Common Stock and as the holder of all of the Bluefield Common Stock, shall pay a non-cash dividend of all of the Diversified Common Stock and all of Bluefield Common Stock to Resources (the "Bluefield Shares and Diversified Shares Dividend"). The Bluefield Shares and Diversified Shares Dividend shall, subject to receipt of all required regulatory approvals, be paid immediately following the payment of the Commonwealth Shares Dividend.

        9.2 Effect. Immediately following the payment of the Bluefield Shares and Diversified Shares Dividend, each of Roanoke Gas, Bluefield and Diversified shall be wholly owned subsidiaries of Resources.

                                   ARTICLE 10
                            AMENDMENT AND TERMINATION

        10.1 Amendment. The parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger stockholders of Roanoke Gas (as provided in Section 7.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger stockholders of Roanoke Gas, change any of the principal terms of this Agreement in a manner which would materially and adversely affect the rights of the stockholders of Roanoke Gas.

        10.2 Termination. This Agreement may be terminated and the Merger dividend payments and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger stockholders of Roanoke Gas, by action of the board of directors of Roanoke Gas if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Roanoke Gas or its stockholders.


                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof.

        11.2 Virginia Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

        IN WITNESS WHEREOF, Roanoke Gas, Resources, Acquisition, Bluefield, Diversified and Commonwealth, pursuant to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries.


                                    Roanoke Gas:
                                    ROANOKE GAS COMPANY, a Virginia public
                                    service corporation

                                    By:     s/John B. Williamson, III
                                    Its:    President and CEO



Attest:
By:     s/Roger L. Baumgardner
Its:    Secretary

                                    Resources:
                                    RGC RESOURCES, INC., a Virginia corporation

                                    By:     s/John B. Williamson, III
                                    Its:    President and CEO


Attest:
By:     s/Roger L. Baumgardner
Its:    Secretary

                                    Acquisition:
                                    RGC ACQUISITION CORP., a Virginia
                                    corporation

                                    By:     s/John B. Williamson, III
                                    Its:    President



Attest:
By:     s/Roger L. Baumgardner
Its:    Secretary

                                    Bluefield:
                                    BLUEFIELD GAS COMPANY, a West Virginia
                                    public service corporation

                                    By:     s/John B. Williamson, III
                                    Its:    President



Attest
By:     s/Roger L. Baumgardner
Its:    Secretary



                                    Diversified:
                                    DIVERSIFIED ENERGY COMPANY, a Virginia
                                    corporation

                                    By:     s/John B. Williamson, III
                                    Its:    President



Attest:
By:     s/Roger L. Baumgardner
Its:    Secretary

                                    Commonwealth:
                                    COMMONWEALTH PUBLIC SERVICE CORPORATION, a Virginia public service corporation

                                    By:     s/John B. Williamson, III
                                    Its:    President


Attest
By:     s/Roger L. Baumgardner
Its:    Secretary

                                                                      Exhibit 1

                               ARTICLES OF MERGER
                                       OF
                     COMMONWEALTH PUBLIC SERVICE CORPORATION
                                      INTO
                               ROANOKE GAS COMPANY


        The undersigned corporations hereby execute these Articles of Merger for the purpose of merging Commonwealth Public Service Corporation ("Commonwealth"), a Virginia public service corporation and wholly-owned subsidiary of Roanoke Gas Company ("Roanoke Gas"), a Virginia public service corporation, into Roanoke Gas in accordance with Section 13.1-719 of the Virginia Stock Corporation Act.

        I. PLAN OF MERGER. The following Plan of Merger was duly approved by the Board of Directors of Roanoke Gas in the manner prescribed by law and shareholder approval was not required under Section 13.1-719 of the Virginia Stock Corporation Act:

                                 PLAN OF MERGER

        A.     CORPORATIONS PARTICIPATING IN MERGER

               Commonwealth Public Service Corporation (the "Merging Corporation") shall merge with and into Roanoke Gas Company. Roanoke Gas Company shall be the surviving corporation (the "Surviving Corporation").

        B. TERMS AND CONDITIONS OF THE MERGER, CONVERSION AND CANCELLATION OF STOCK

               On the Effective Date (as hereinafter defined) of the merger of the Merging Corporation into the Surviving Corporation (the "Merger"), the separate existence of the Merging Corporation shall cease and each share of stock of the Merging Corporation outstanding immediately prior thereto shall, without any action by the holder thereof, be surrendered and extinguished. The Surviving Corporation shall succeed to all of the properties, rights, and other assets and shall be subject to all of the liabilities of the Merging Corporation and the Surviving Corporation. The stock of the Surviving Corporation outstanding on the Effective Date shall remain unchanged by reason of the Merger.

        C.     ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION

               The Articles of Incorporation and the Bylaws of the Surviving Corporation shall not be changed by the Merger and shall continue as the Surviving Corporation's Articles of Incorporation and Bylaws.

        D.     THE DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

               The Directors and Officers of the Surviving Corporation at the Effective Date of the Merger shall continue to be the Directors and Officers of the Surviving Corporation until their successors are duly elected and qualified.

        II. SHARES ENTITLED TO VOTE. Shareholder approval is not required for the Merger pursuant to Section 13.1-719 of the Code of Virginia.

        III. EFFECTIVE DATE. This Merger shall become effective at 11:59 p.m. on _____________, 1999 (the "Effective Date").

        IN WITNESS WHEREOF, these Articles of Merger are signed by the President of each corporation this ______ day of ___________, 1999.


                         COMMONWEALTH PUBLIC SERVICE CORPORATION


                         By____________________________
                         Its ____________________________


Attest:
By:     _____________________
Its:    Secretary

                         ROANOKE GAS COMPANY

                         By______________________________
                         Its_____________________________


Attest:
By:     _____________________
Its:    Secretary

                                                                   Appendix B

                           ARTICLES OF INCORPORATION
                                      OF
                              RGC RESOURCES, INC.

      1. The name of the Corporation is RGC Resources, Inc.
      2. The purpose of the Corporation is to engage in any lawful act or activity not required to be specifically stated in these Articles of Incorporation ("Articles") for which corporations may be organized under the laws of the Commonwealth of Virginia.
      3. (a) The aggregate number of shares which the Corporation is authorized to issue and the par value per share are as follows:

                  Class       Number of Shares     Par Value

                  Common        10,000,000           $5.00
                  Preferred      5,000,000           No Par Value

            (b) The Board of Directors of the Corporation (the "Board of Directors") may, by amending these Articles by filing Articles of Amendment with the Virginia State Corporation Commission, fix in whole or in part the preferences, limitations and rights, within the limits set by law, of (i) any class of shares, before the issuance of any shares of that class, or (ii) one or more series within a class, before the issuance of any shares within that series.
            (c) The preferred stock (including any shares of preferred stock restored to the status of authorized but unissued preferred stock undesignated as to series pursuant to this Article 3(c)) may be divided into one or more series and issued from time to time with such preferences, privileges, limitations, and relative rights as shall be fixed and determined by the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is expressly authorized to the fullest extent permitted from time to time by law to fix:

                  (i) the distinctive serial designations and the division of shares of preferred stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding);
                  (ii) the rate or amount (or the method of determining the rate or amount) and times at which, the form in which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series;
                  (iii) the price or prices at which, the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation or otherwise;

                  (iv) the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;
                  (v) the rights and preferences over or otherwise in relation to any other class or series (including other series of preferred stock), as to the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;
                  (vi) the right, if any, of the holders of a particular series, the Corporation or another person to convert or cause conversion of shares of such series into shares of other classes or series or into other securities, cash, indebtedness or other property, or to exchange or cause exchange of such shares for shares of other classes or series or other securities, cash, indebtedness or other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions or adjustments, if any, at which such conversion or exchange may be made or caused;
                  (vii) the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;
                  (viii)the voting rights, if any, including special, conditional or limited voting rights, of the shares of a particular series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of shares of all series of preferred stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority, up to such amount as is in accordance with applicable law or these Articles, as a condition to specified corporate action or amendments to the Articles; and
                  (ix) any other preferences, limitations and relative rights which may be so determined by resolution or resolutions of the Board of Directors.
            Shares of preferred stock shall rank prior or superior to the common stock in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of preferred stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued shares of preferred stock undesignated as to series.
            (d) The holders of common stock, to the exclusion of any other class of stock of the Corporation, have sole and full power to vote for the election of directors and for all other purposes without limitation except only (i) as otherwise expressly provided in the serial designation of any series of preferred stock, (ii) as otherwise expressly provided in these Articles or (iii) as otherwise expressly provided by the then existing laws of the Commonwealth of Virginia. The holders of common stock will have one vote for each share of common stock held by them. The outstanding shares of common stock, upon dissolution, liquidation or winding up of the Corporation, entitle their holders to share, pro rata, based on the number of shares owned, in the Corporation's assets remaining after payment or provisions for payment of all debts and liabilities of the Corporation, and after provisions for the outstanding shares of any class of stock or other security having senior liquidation rights to the common stock.
            (e) No holder of shares of stock of any class of the Corporation will have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations of the Corporation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof.
      4. Subject to the rights of holders of any series of preferred stock to elect directors under specified circumstances:

                  (i) The number of directors of the Corporation, not less than seven nor more than eleven, shall be set by the Bylaws; provided that, in the absence of a provision in the Bylaws fixing the number of directors, the number of directors shall be nine. The directors shall be divided into three classes as nearly equal in number as possible, with the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors, whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election and shall continue in office until their respective successors are elected and qualify. In the event of any increase or decrease in the number of directors fixed by the Bylaws, any newly-created directorships shall be so apportioned among the classes by the Board of Directors so as to make all classes as nearly equal in number as possible.
                  (ii) Newly-created directorships resulting from an increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director may be removed from office only for cause.

      5. To the full extent that the laws of the Commonwealth of Virginia, as they now or may hereafter exist, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for any monetary damages.

      6. (a) The Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursement for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The Board of Directors is hereby empowered to contract in advance to indemnify and advance the expenses of any director or officer. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that the director or officer did not meet the standard of conduct entitling him to indemnity hereunder.

            (b) The Board of Directors is hereby empowered to cause the Corporation to indemnify and make advances and reimbursement for expenses (or contract in advance for the same) incurred by any person not specified in paragraph (a) of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in paragraph (a) of this Article.

            (c) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

            (d) Except as hereinafter provided, all determinations as to the permissibility of indemnification and advances and reimbursement for expenses (including contracts with respect thereto) shall be made by a majority vote of a quorum consisting of directors not at the time parties to the proceeding. In the event such a quorum cannot be obtained to make any determination as to the permissibility of indemnification and advances and reimbursement for expenses with respect to any claim for indemnification (including contracts with respect thereto), or in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act with respect to which indemnification is claimed, such determination shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

            (e) The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

            (f) Except to the extent inconsistent with this Article, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act, as now in effect or hereafter amended or replaced. Without limitation, it is expressly understood that reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

      7. The Corporation's initial registered office shall be located in the City of Roanoke at 10 South Jefferson Street, Suite 1400, Roanoke, Virginia 24011. The Corporation's initial registered agent shall be Faith M. Wilson, whose address is the same as the Corporation's registered office and who is a resident of Virginia and a member of the Virginia State Bar.

Dated: July 29, 1998                 s/Faith M. Wilson
                                    ------------------
                                    Incorporator

                                                                   Appendix C

                ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT
                         RELATING TO DISSENTERS' RIGHTS


        Section 13.1-729. DEFINITIONS. - In this article:
        "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.
        "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 13.1-730 and who exercises that right when and in the manner required by Sections 13.1-732 through 13.1-739.
        "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
        "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
        "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
        "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
        "Shareholder" means the record shareholder or the beneficial shareholder.

     Section 13.1-730. RIGHT TO DISSENT. - A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
        1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by Section 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 13.1-719;
        2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
        3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
        4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
        B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
        C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:
        1. The articles of incorporation of the corporation issuing such shares provide otherwise;

        2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:
        a.     Cash;
        b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or
        c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or
        3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in Section 13.1-725.
        D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:
        1.     The proposed corporate action is abandoned or rescinded;
        2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or
        3. His demand for payment is withdrawn with the written consent of the corporation.

        Section 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. - A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
        B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
        2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

        Section 13.1-732. NOTICE OF DISSENTERS' RIGHTS. - A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
        B. If corporate action creating dissenters' rights under Section 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 13.1-734.

        Section 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT. - A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.
        B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

        Section 13.1-734. DISSENTERS' NOTICE. - A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of Section 13.1-733.

        B.     The dissenters' notice shall:
        1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
        2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
        3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;
        4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and
        5. Be accompanied by a copy of this article.

        Section 13.1-735. DUTY TO DEMAND PAYMENT. - A. A shareholder sent a dissenters' notice described in Section 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of Section 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.
        B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.
        C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

        Section 13.1-736. SHARE RESTRICTIONS. - A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.
        B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

        Section 13.1-737. PAYMENT. - A. Except as provided in Section 13.1-738, within thirty days after receipt of a payment demand made pursuant to Section 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.
        B.     The payment shall be accompanied by:
        1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
        2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;
        3. A statement of the dissenters' right to demand payment under Section 13.1-739; and 4. A copy of this article.

        Section 13.1-738. AFTER-ACQUIRED SHARES. - A. A corporation may elect to withhold payment required by Section 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

        B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 13.1-739.

        Section 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT
OR OFFER.- A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 13.1-737), or reject the corporation's offer under Section 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under Section 13.1-737 or offered under Section 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.
        B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

        Section 13.1-740. COURT ACTION. - A. If a demand for payment under
Section 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
        B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
        C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
        D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.
        E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
        F. Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 13.1-738.

        Section 13.1-741. COURT COSTS AND COUNSEL FEES. - A. The court in an appraisal proceeding commenced under Section 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under
Section 13.1-739.
        B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

        1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 13.1-732 through 13.1-739; or
        2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.
        C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.
        D. In a proceeding commenced under subsection A of Section 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors.

      Section 13.1-692.1 of the Code of Virginia, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Resources' Articles of Incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director of Resources to the corporation or its shareholders for monetary damages for any breach of duty as a director or officer.

      Resources' Articles of Incorporation also require Resources to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of Resources as a director, officer, employee or agent of another entity. Directors and officers of Resources are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have Resources make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of Resources also has the authority to extend to employees, agents, and other persons serving at the request of Resources the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

      Virginia Code Section 13.1-700.1 permits a court, upon application of a director or officer, to review Resources' determination as to a director's or officer's request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order Resources to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order Resources to pay the officer's or director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer's or director's reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order Resources to pay the officer's and director's reasonable expenses incurred to obtain the order.

      Resources has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Resources, or is or was serving at the request of Resources as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not Resources would have the power to indemnify such person against such liability under the Articles of Incorporation.

      Roanoke Gas, the parent of Resources, maintains a directors' and officers' legal liability insurance policy in the amount of $2,000,000, issued by the Chubb Group Insurance Companies. The policy provides coverage up to 100% of its face amount, subject to certain deductible or retention amounts. In general, the policy insures:

      o the Company's directors and officers against losses by reason of their wrongful acts, and/or

      o the Company against claims against the directors and officers by reasons of their wrongful acts for which the Company is required to indemnify or pay, all as such terms are defined in the policy and subject to the terms, conditions and exclusions contained therein.


Item 21. Exhibits and Financial Statement Schedules.

  *2 Agreement and Plan of Merger and Reorganization dated as of September 28, 1998, by an among Roanoke Gas Company, RGC Acquisition Corp., RGC Resources, Inc., Diversified Energy Company and Commonwealth Public Service Corporation (attached as Appendix A to the proxy statement/prospectus)

  *3(a) Articles of Incorporation of RGC Resources, Inc. (attached as Appendix B to the proxy statement/prospectus)

  *3(b)        Bylaws of RGC Resources, Inc.

  *4(a) Specimen copy of certificate for RGC Resources, Inc. common stock, $5.00 par value

  *4(b)        Article I of the Bylaws of Roanoke Gas Company (included in
               Exhibit 3(b))

  *5 Opinion of Woods, Rogers & Hazlegrove, P.L.C. with respect to the RGC Resources, Inc. common stock

   8 Opinion of Woods, Rogers & Hazlegrove, P.L.C. with respect to certain tax matters

  *13          Roanoke Gas Company 1998 Annual Report to Shareholders

  *16 Letter of KPMG Peat Marwick LLP regarding change in accountants (incorporated herein by reference to Exhibit 99 of Form 8-K dated December 19, 1997)

   23 (a)      Consent of Deloitte & Touche LLP

   23 (b)      Consent of KPMG Peat Marwick LLP

   23 (c) Consent of Woods, Rogers & Hazlegrove, P.L.C. (included in Exhibits 5 and 8)

  *99          Form of Proxy


------------------------

*Previously filed

Item 22.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


      (g)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (g)(2) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (g)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, has duly caused this Amendment No. 4 to Registration Statement No. 333-67311 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia on January 27, 1999.



                                    RGC RESOURCES, INC.


                                    By: s/John B. Williamson, III
                                       John B. Williamson, III
                                       President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement No. 333-67311 has been signed by the following persons in the capacities indicated as of January 27, 1999.


      Signature                                           Title


s/John B. Williamson, III                          President, Chief Executive
 (John B. Williamson, III)                         Officer and Director
                                                   (Principal Executive Officer)


s/Roger L. Baumgardner                             Vice President, Secretary and
 (Roger L. Baumgardner)                            Treasurer (Principal
                                                   Accounting Officer)
                                                   (Principal Financial Officer)


s/Lynn D. Avis                                     Director
 (Lynn D. Avis)


s/Abney S. Boxley, III                             Director
 (Abney S. Boxley, III)


s/Frank T. Ellett                                  Director
 (Frank T. Ellett)


s/Frank A. Farmer, Jr.                             Director
 (Frank A. Farmer, Jr.)


s/Wilbur L. Hazlegrove                             Director
 (Wilbur L. Hazlegrove)
s/J. Allen Layman                                   Director
 (J. Allen Layman)


s/Thomas L. Robertson                               Director
 (Thomas L. Robertson)


s/S. Frank Smith                                    Director
 (S. Frank Smith)

                                INDEX TO EXHIBITS

Exhibit No.     Description

  *2 Agreement and Plan of Merger and Reorganization dated as of September 28, 1998, by an among Roanoke Gas Company, RGC Acquisition Corp., RGC Resources, Inc., Diversified Energy Company and Commonwealth Public Service Corporation (attached as Appendix A to the proxy statement/prospectus)

  *3(a) Articles of Incorporation of RGC Resources, Inc. (attached as Appendix B to the proxy statement/prospectus)

  *3(b)        Bylaws of RGC Resources, Inc.

  *4(a) Specimen copy of certificate for RGC Resources, Inc. common stock, $5.00 par value

  *4(b)        Article I of the Bylaws of Roanoke Gas Company (included in
               Exhibit 3(b))

  *5 Opinion of Woods, Rogers & Hazlegrove, P.L.C. with respect to the RGC Resources, Inc. common stock

   8 Opinion of Woods, Rogers & Hazlegrove, P.L.C. with respect to certain tax matters

   13          Roanoke Gas Company 1998 Annual Report to Shareholders

  *16 Letter of KPMG Peat Marwick LLP regarding change in accountants (incorporated herein by reference to Exhibit 99 of Form 8-K dated December 19, 1997)

   23 (a)      Consent of Deloitte & Touche LLP

   23 (b)      Consent of KPMG Peat Marwick LLP

   23 (c) Consent of Woods, Rogers & Hazlegrove, P.L.C. (included in Exhibits 5 and 8)

  *99          Form of Proxy

------------------------

*Previously filed